Exhibit 2.1

EXECUTION COPY

CONTRIBUTION AGREEMENT

by and among

CRACKLE, INC.,

CPE HOLDINGS, INC.,

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.,

and

CRACKLE PLUS, LLC

Dated as of March 27, 2019

i

Annexes:

Annex A:	Definitions
Annex B:	Form of JV Operating Agreement
Annex C:	Crackle Contributed Assets
Annex D:	CSSE Contributed Assets
Annex E:	CSSE Trademarks
Annex F:	Form of CSSE Trademark License Agreement
Annex G:	Form of AR/AP Assignment and Assumption Agreement
Annex H:	CSSE Contributed Assets Procedures
Annex I:	Form of CSSE Class I Warrants
Annex J	Form of CSSE Class II Warrants
Annex K-1:	Form of CSSE Class III-A Warrants
Annex K-2:	Form of CSSE Class III-B Warrants
Annex L:	Form of Registration Rights Agreement
Annex M:	Form of CPE and Crackle Assignment and Assumption Agreement
Annex N-1:	[Reserved]
Annex N-2:	Form of Originals Content License Agreement
Annex N-3:	Form of Sony Trademark License Agreement
Annex N-4:	NMS Services Agreement Term Sheet
Annex N-5:	Form of Restrictive Covenant Agreement
Annex N-6:	Form of Tech Platform License Agreement
Annex O:	Form of CSSE Assignment and Assumption Agreement
Annex P:	Form of CSSE Management Services Agreement
Annex Q-1:	Required Crackle Third Party Consents
Annex Q-2:	Required CSSE Third Party Consents

Schedules:

CPE Disclosure Schedule

CSSE Disclosure Schedule

Schedule 1.1(b)(vii) – Additional Crackle Excluded Assets

Schedule 1.2(a)(iv) – Additional Crackle Liabilities

Schedule 1.5(o) – Distribution and Platform Agreements

Schedule 5.11(a) – Existing Crackle Employees

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of March 27, 2019, is entered into by and among Chicken Soup for the Soul Entertainment, Inc. (“CSSE”), a Delaware corporation, Crackle, Inc., a Delaware corporation (“Crackle”), CPE Holdings, Inc., a Delaware corporation (“CPE”) and Crackle Plus, LLC, a Delaware limited liability company (the “JV Entity”). Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement.

WITNESSETH:

WHEREAS, Crackle is engaged in the business of developing, marketing, licensing, aggregating and distributing content through AVOD online networks under the Crackle brand in the United States (the “Crackle VOD Business”);

WHEREAS, CSSE is engaged in the business of developing, marketing, licensing, aggregating and distributing content through SVOD and AVOD online networks under the Chicken Soup for the Soul brand and other proprietary and licensed brands through its Pivotshare, Truli and Popcornflix platforms (the “CSSE VOD Business”);

WHEREAS, Crackle and CSSE desire to engage in a joint venture through the JV Entity;

WHEREAS, in furtherance of the joint venture, Crackle desires to contribute the Crackle VOD Business to the JV Entity (the “Crackle Contribution”), other than the Crackle Excluded Assets, and CSSE desires to contribute the CSSE VOD Business to the JV Entity (the “CSSE Contribution” and with the Crackle Contribution, the “Contribution”), other than the CSSE Excluded Assets, and it is intended that the Contributions be undertaken pursuant to transactions governed in part by Section 721 of the Code;

WHEREAS, at the Closing, Crackle and CSSE shall enter into an amended and restated operating agreement of the JV Entity, substantially in the form of Annex B hereto (the “JV Operating Agreement”); and

WHEREAS, Crackle is a wholly owned direct Subsidiary of CPE, and CPE shall indirectly through its ownership of Crackle receive substantial benefit from the consummation of the Contribution.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

CONTRIBUTIONS

Section 1.1           Contribution of Assets; Excluded Assets.

(a)          On the terms and subject to the conditions of this Agreement, at Closing, Crackle will contribute, assign, transfer, convey and deliver to the JV Entity, or cause each applicable Affiliate of Crackle to contribute, assign, transfer, convey and deliver to the JV Entity, and the JV Entity will accept from Crackle or such Affiliate, free and clear of all Liens (other than Permitted Liens), all of Crackle’s or such Affiliate’s right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned, held or used by Crackle or such Affiliate in connection with the Crackle VOD Business at Closing set forth on Annex C hereto (the “Crackle Contributed Assets”).

(b)          Notwithstanding the foregoing, in no event shall Crackle contribute to the JV Entity the following assets (the “Crackle Excluded Assets”):

(i)          cash;

(ii)         its Originals Business;

(iii)        its Australian Business;

(iv)        its Latin American Business;

(v)         except as explicitly contemplated by Section 1.2(c), below, any accounts receivable;

(vi)        any of the issued and outstanding equity in and to the Crackle Subsidiaries;

(vii)       the assets set forth on Schedule 1.1(b)(vii);

(viii)      all rights under the contracts with professionals who provided services to CPE, Crackle, or any Affiliate thereof, in connection with the transactions contemplated hereby;

(ix)         all attorney work product and privileged communications;

(x)          all assets used in connection with Crackle’s corporate functions (including the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books, Tax Returns and other internal corporate records);

(xi)         all books and records and emails which reflect or relate to Crackle Excluded Assets or Crackle Excluded Liabilities; and

(xii)        all rights under this Agreement or any Transaction Documents.

(c)          Notwithstanding anything to the contrary contained herein, Crackle shall have the right to retain a copy of its platform code, which may be used, exploited and/or modified by Crackle and its Affiliates (including New Media Solutions Inc. (“NMS”), which is in the business of providing technology services to third parties) after the Closing in its sole discretion and without notice to or consent from CSSE or the JV Entity. The parties further acknowledge and agree that Crackle and its Affiliates shall have the right to retain, and have the right to use for whatever purpose, copies of any and all Crackle consumer data that is or was collected by Crackle, CPE and/or their respective Affiliates prior to the Closing.

(d)          On the terms and subject to the conditions of this Agreement, at Closing, or following Closing in accordance with the procedures set forth on Annex H hereto, as applicable, CSSE will contribute, assign, transfer, convey and deliver to the JV Entity, or cause each applicable Affiliate of CSSE to contribute, assign, transfer, convey and deliver to the JV Entity, and the JV Entity will accept from CSSE or such Affiliate, free and clear of all Liens (other than Permitted Liens), all of CSSE’s or such Affiliate’s right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned, held or used by CSSE or such Affiliate in connection with the CSSE VOD Business at Closing set forth on Annex D hereto (the “CSSE Contributed Assets”).

(e)          Notwithstanding the foregoing, in no event shall CSSE contribute to the JV Entity (the “CSSE Excluded Assets”):

(i)          cash;

(ii)         its accounts receivables;

(iii)        any of the issued and outstanding equity in and to Pivotshare and Screen Media Ventures or other Subsidiaries of CSSE;

(iv)        all rights under the contracts with professionals who provided services to CSSE in connection with the transactions contemplated hereby;

(v)         all attorney work product and privileged communications;

(vi)        all books and records and emails which reflect or relate to CSSE Excluded Assets or CSSE Excluded Liabilities;

(vii)       all assets used in connection with CSSE’s corporate functions (including the corporate charter, taxpayer and other identification numbers, seals, minute book and stock transfer books, Tax Returns and other internal corporate records) and public company reporting obligations; and

(viii)      all rights under this Agreement or any Transaction Documents.

Section 1.2           Assumption of Liabilities.

(a)          No liabilities of Crackle shall be assumed by the JV Entity except for the following (the “Crackle Assumed Liabilities”): (i) those liabilities arising in or specifically relating to periods, events or occurrences happening with respect to the Crackle Contributed Assets on or after the Closing Date; (ii) the accounts payable selected by CSSE in accordance with Section 1.2(c) below; (iii) those liabilities specifically provided for in Section 5.11, and (iv) any liabilities set forth on Schedule 1.2(a)(iv). Crackle will retain and pay, discharge, perform or otherwise satisfy, when due, all Crackle Excluded Liabilities.

(b)          No liabilities related to the CSSE VOD Business shall be assumed by the JV Entity except for those arising in or specifically relating to periods, events or occurrences happening with respect to the CSSE Contributed Assets on or after the Closing Date (or if such assets is contributed after the Closing Date in accordance with Annex H, on and after the date such asset is contributed to the JV Entity) (the “CSSE Assumed Liabilities”). CSSE will retain and pay, discharge, perform or otherwise satisfy, when due, all CSSE Excluded Liabilities.

(c)          Within three (3) Business Days after the Closing, Crackle shall deliver to CSSE and the JV Entity (i) a schedule of all accounts payable and accrued expenses owed by Crackle to CPE, its Affiliates, or its employees as of the Closing Date, (ii) a schedule of all accounts receivable related to the Crackle VOD Business as of the Closing Date, and (iii) a schedule of all programming inventory associated with assigned content licenses included within the Crackle Contributed Assets together with the aggregate dollar amount reflecting the unamortized value of such content rights as of the Closing Date that are either prepaid or to be paid by Crackle or its Affiliates. CSSE shall have three (3) Business Days following delivery of such schedules to select by written notice to Crackle those accounts receivable (by name and amount), if any, and those accounts payable and accrued expenses (by name and amount), if any, to be assumed by the JV Entity; provided that the aggregate amount of the selected accounts receivable shall be equal to the aggregate amount of selected accounts payable and accrued expenses. Concurrently with the delivery of notice of its selections, CSSE shall cause the JV Entity to deliver a duly executed assignment and assumption agreement substantially in the form of Annex G hereto with respect to such selected accounts. The JV Entity will thereafter pay or otherwise satisfy, when and as due, and in any event no later than thirty (30) days of any applicable due date, all accounts payable and accrued expenses selected and assumed pursuant to this Section 1.2(c). The JV Entity shall have ninety (90) days following delivery of the schedules to pay to Crackle in cash by wire transfer of readily available funds an amount equal to the aggregate dollar amount set forth in the programming inventory schedule delivered by Crackle. CSSE hereby agrees to pay, for an on behalf of the JV Entity, all selected accounts payable and accrued expenses and all or any portion of the programming inventory dollar amount, in each case, that are not properly and timely paid by the JV Entity in accordance with this Section 1.2(c).

Section 1.3           Consideration.

(a)          In consideration of Crackle, and each applicable Affiliate of Crackle, contributing and transferring the Crackle Contributed Assets to the JV Entity, and for the other covenants and agreements contained herein, at Closing: (i) the JV Entity shall issue to Crackle 37,000 Preferred Units and 1,000 Common Units (the “Crackle JV Interest”); (ii) CSSE shall issue to CPE warrants to purchase Eight Hundred Thousand (800,000) shares of the Class A common stock of CSSE, in the form of Annex I hereto (the “CSSE Class I Warrants”); (iii) CSSE shall issue to CPE warrants to purchase One Million Two Hundred Thousand (1,200,000) shares of the Class A common stock of CSSE, in the form of Annex J hereto (the “CSSE Class II Warrants”); (iv) CSSE shall issue to CPE warrants to purchase Three Hundred Eighty Thousand (380,000) shares of the Class A common stock of CSSE, in the form of Annex K-1 hereto (the “CSSE Class III-A Warrants”); and (v) CSSE shall issue to CPE warrants to purchase One Million Six Hundred Twenty Thousand (1,620,000) shares of the Class A common stock of CSSE, in the form of Annex K-2 hereto (the “CSSE Class III-B Warrants” and, collectively with the CSSE Class I Warrants, the CSSE Class II Warrants and the Class III-A Warrants, the “CSSE Warrants”). CPE shall have the registration and sale rights with respect to the shares of Class A common stock of CSSE underlying the CSSE Warrants and the CSSE Preferred Shares that are set forth in the Registration Rights Agreement, substantially in the form of Annex L hereto (the “Registration Rights Agreement”).

(b)          In consideration of the contribution and transfer of the CSSE Contributed Assets to the JV Entity, and for the other covenants and agreements contained herein, at Closing, the JV Entity shall issue to CSSE 99,000 Common Units (the “CSSE JV Interest”).

Section 1.4           Closing. The closing of the Contribution (the “Closing”) shall take place via the remote exchange of executed documents and other deliverables by PDF on the first Business Day following the date on which the last of the conditions set forth in ARTICLE 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived, or by such other means and/or at such other place, time and date as the parties hereto may agree (the actual date of the Closing, the “Closing Date”). The Closing shall be deemed to be effective at 11:59 p.m. Pacific Time on the Closing Date (the “Effective Time”), except as may otherwise be expressly provided herein.

Section 1.5           Deliveries by Crackle and CPE. At the Closing, Crackle and CPE shall deliver, or cause each applicable Affiliate of CPE and Crackle to deliver, to CSSE and the JV Entity the following:

(a)          an Assignment and Assumption Agreement in the form of Annex M hereto, duly executed by Crackle and each other Affiliate of Crackle that owns Crackle Contributed Assets set forth on Annex C hereof;

(b)          a copy of the JV Operating Agreement, duly executed by Crackle as a member of the JV Entity;

(c)          a duly executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that Crackle is not a foreign person within the meaning of Section 1445 of the Code;

(d)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of CPE certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of CPE and Crackle authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of CPE and Crackle authorized to sign this Agreement and the Transaction Documents to which CPE or Crackle is a party;

(e)          a good standing certificate of Crackle as of a recent date from each of the Secretaries of State of the States of Delaware and California;

(f)          a good standing certificate of CPE as of a recent date from each of the Secretaries of State of the States of Delaware and California;

(g)          a duly executed counterpart to the Registration Rights Agreement;

(h)          a duly executed counterpart to a Transition Services Agreement, which shall include, among other things, space for up to fifteen (15) people at the sales office currently occupied by Crackle in New York City (or other mutually agreed space), and otherwise in form and substance mutually reasonably satisfactory to the parties hereto (the “Transition Services Agreement”);

(i)          a duly executed counterpart to a license agreement to the JV Entity respecting Crackle’s Originals Business (the “Originals Content License Agreement”), on the terms set forth on Annex N-2 hereto;

(j)          a duly executed counterpart to a limited, nonexclusive, short-term, royalty free license agreement for the JV Entity to use the “Sony” trademark in connection with removing such trademark from the assets comprising the Crackle VOD Business (the “Sony Trademark License Agreement””), on the terms set forth on Annex N-3 hereto;

(k)          a duly executed counterpart to a services agreement with NMS (the “NMS Services Agreement”), in form and substance mutually reasonably satisfactory to the parties hereto and NMS, on the terms set forth on Annex N-4 hereto;

(l)          a duly executed counterpart to the Restrictive Covenant Agreement, in the form of Annex N-5 hereto (the “Restrictive Covenant Agreement”);

(m)          a duly executed counterpart to the Tech Platform License Agreement (the “Tech Platform License Agreement”), in the form of Annex N-6 hereto;

(n)          a duly executed counterpart to an office space license (the “Sony Lot License Agreement”) for the JV Entity to use space on the Sony Pictures Studios lot in Culver City, California where Crackle is currently located, or other mutually agreed space, for a period of nine (9) months following the Closing Date without cost to the JV Entity, on terms mutually reasonably satisfactory to the parties hereto;

(o)          correct and complete copies of each distribution and platform agreement listed on Schedule 1.5(o) hereto, each of which shall have been executed by all parties thereto, shall be in full force and effect, and shall have a termination date ending no earlier than the date set forth in such distribution and platform agreement on Schedule 1.5(o);

(p)          a counterpart to each other Transaction Document to which CPE, Crackle, or any Affiliate thereof is party, or by which any such Person is bound; and

(q)          such other documents as CSSE may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby or by the Transaction Documents.

Section 1.6           Deliveries by CSSE. At the Closing, CSSE and the JV Entity shall deliver, or cause each applicable Affiliate of CSSE to deliver, to CPE and Crackle, the following:

(a)          an Assignment and Assumption Agreement in the form of Annex O hereto, duly executed by CSSE, and each other Affiliate of CSSE that owns CSSE Contributed Assets that are contributed on the Closing Date (which shall include, at a minimum, the employment agreements set forth on Annex D and any other CSSE Contributed Assets that the parties mutually agree are Annex H Assets as of the Closing Date);

(b)          a copy of the JV Operating Agreement, duly executed by the JV Entity and by CSSE as a member of the JV Entity;

(c)          a duly executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that CSSE is not a foreign person within the meaning of Section 1445 of the Code;

(d)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of CSSE certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of CSSE authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of CSSE authorized to sign this Agreement and the Transaction Documents to which CSSE is a party;

(e)          a good standing certificate (or its equivalent) of CSSE as of a recent date from each of the Secretaries of State of the States of Delaware and Connecticut;

(f)          duly executed original CSSE Warrants;

(g)          a duly executed perpetual, royalty-free, nonexclusive license to the JV Entity to use the trademarks and names set forth on Annex E hereto under the terms of a license agreement in the form of Annex F hereto (the “CSSE Trademark License Agreement”);

(h)          a duly executed counterpart to the Registration Rights Agreement;

(i)          a duly executed counterpart to the Transition Services Agreement;

(j)          a duly executed counterpart to the Originals Content License Agreement;

(k)          a duly executed counterpart to the Sony Trademark License Agreement;

(l)          a duly executed counterpart to the NMS Services Agreement;

(m)          duly executed counterpart to the Restrictive Covenant Agreement;

(n)          a duly executed counterpart to the Tech Platform License Agreement;

(o)          a duly executed counterpart to the Sony Lot License Agreement;

(p)          a duly executed copy of the CSSE Management Services Agreement in the form of Annex P hereto;

(q)          an irrevocable proxy of Chicken Soup for the Soul Holdings, LLC (“CSS”), in form reasonably satisfactory to CPE, by which CSS agrees to vote all of the shares of Class A common stock and Class B common stock owned by it or its Affiliates in favor of the Nasdaq Mandated Stockholder Approval set forth in Section 5.3(j) below and not to sell or otherwise transfer shares represented by such proxy prior to such vote that would decrease the number of shares held by CSS below that minimum amount set forth in the last sentence of Section 5.3(j) below (the “Irrevocable CSS Proxy”);

(r)          copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the CSSE Contributed Assets from all Liens (other than Permitted Liens);

(s)          a counterpart to each other Transaction Document to which CSSE or any Affiliate thereof is party, or by which any such Person is bound; and

(t)          such other documents as CPE and Crackle may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby or by the Transaction Documents.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CPE

As an inducement to CSSE to enter into this Agreement and to consummate the transactions contemplated hereby, CPE represents and warrants to CSSE and the JV Entity as set forth in this ARTICLE 2 at and as of the date hereof as follows (except as set forth in the corresponding section of the CPE Disclosure Schedule or in any other section of the CPE Disclosure Schedule if the application of the disclosure to the first section is reasonably apparent):

Section 2.1           Authority and Enforceability. CPE has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by CPE and (assuming the due authorization, execution and delivery by Crackle, CSSE and the JV Entity) this Agreement constitutes the legal, valid and binding obligations of CPE, and is Enforceable against CPE.

Section 2.2           Conflicts. The execution and delivery by CPE of this Agreement and the performance by it of its obligations hereunder, do not and will not:

(a)          (i) assuming all consents, approvals, waivers and notices are timely made and received, as applicable, conflict with or violate any provision of Law applicable to CPE or its assets, or (ii) conflict with or violate any Order to which CPE is subject, require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority or any other Person on the part of CPE;

(b)          (i) require a consent, approval or waiver from, or notice to, any party to any Contract to which CPE is a party, or (ii) result in a breach of, constitute a default under, or result in the acceleration of material obligations, loss of material benefit or increase in any material liabilities or fees under, or create in any party the right to terminate, cancel or modify, any Contract to which CPE is a party; or

(c)          result in the creation of any Liens (other than Permitted Liens) on any of the Contributed Crackle Assets.

Section 2.3           Litigation. There is no Legal Proceeding presently pending or, to the actual knowledge of CPE, threatened against CPE that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby. CPE is not subject to any outstanding Order that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby, nor is CPE a party or, to the actual knowledge of CPE, threatened to be made a party, to any such Order.

Section 2.4           Brokers’ Fees. CPE has not become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than Moelis & Company LLC.

Section 2.5           Investment Representations.

(a)          CPE is acquiring the CSSE Warrants solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any applicable Law (including the Securities Act of 1933 (the “Securities Act”)), and CPE is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(b)          CPE acknowledges that the CSSE Warrants are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the CSSE Warrants may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.

(c)          There are no existing Contracts pursuant to which CPE will divest or otherwise dispose of the CSSE Warrants, except the Transaction Documents.

Section 2.6           Exclusivity of Representations. The representations and warranties made by CPE in this ARTICLE 2 and in ARTICLE 3 are the exclusive representations and warranties made by CPE with respect to CPE and Crackle, respectively. Except for the representations and warranties contained in this ARTICLE 2 and ARTICLE 3, neither CPE nor any other Person has made or makes any other representation or warranty, either written or oral, on behalf of CPE, and CPE hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CRACKLE

As further inducement to CSSE to enter into this Agreement and to consummate the transactions contemplated hereby, CPE further represents and warrants to CSSE and the JV Entity at and as of the date hereof as follows (except as set forth in the corresponding section of the CPE Disclosure Schedule or in any other section of the CPE Disclosure Schedule if the application of the disclosure to the first section is reasonably apparent):

Section 3.1           Organization and Power. Crackle is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Crackle has the organizational power and authority to own or lease the assets it purports to own or lease and to carry on its business in substantially the same manner as currently conducted. Crackle is qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a Crackle Material Adverse Effect.

Section 3.2           Authority and Enforceability. Crackle has all requisite corporate power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Crackle and (assuming the due authorization, execution and delivery by CSSE and the JV Entity) this Agreement constitutes the legal, valid and binding obligation of Crackle, and is enforceable against Crackle.

Section 3.3           Conflicts. The execution and delivery by Crackle of this Agreement and the performance by it of its obligations hereunder, do not and will not:

(a)          violate any provision of the certificate of incorporation or bylaws of Crackle;

(b)          (i) violate any provision of Law relating to Crackle or (ii) conflict with or violate any Order to which Crackle is subject, require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority on the part of Crackle, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Crackle Material Adverse Effect; or

(c)          subject to receipt of the Required Third-Party Consents, and except as set forth on Section 3.3(c) of the CPE Disclosure Schedule, materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Crackle under any Crackle Material Contract.

Section 3.4           Ownership of Crackle.

(a)          CPE is the sole owner of all of the outstanding capital stock of Crackle (the “Crackle Shares”). CPE is not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any such Crackle Shares, nor is CPE a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any such Crackle Shares.

(b)          There are no options to purchase from Crackle any shares of the capital stock of Crackle.

(c)          There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Crackle is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of capital stock, or any securities or obligations exercisable or exchangeable for or convertible into any shares of capital stock of Crackle, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 3.5           Subsidiaries. Crackle has no direct or indirect Subsidiaries other than the Crackle Subsidiaries. Crackle is not a participant in any joint venture, partnership, or similar arrangement. There are no contractual obligations of Crackle to provide funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person.

Section 3.6           [Reserved].

Section 3.7           No Undisclosed Liabilities; Funded Indebtedness.

(a)          To the Knowledge of CPE, Crackle does not have any existing material liabilities of any nature whatsoever to which the JV Entity would be obligated, other than (A) the Crackle Assumed Liabilities, (B) liabilities incurred in the ordinary course of business, (C) the matters disclosed in or arising out of matters set forth on the Disclosure Schedule, (D) executory liabilities under Contracts, (E) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, and (F) non-material liabilities.

(b)          Crackle is not bound by or party to any bank financings, credit lines or other obligations for borrowed monies in the capacity of borrower or guarantor (“Funded Indebtedness”).

(c)          Neither CPE nor Crackle has any off-balance sheet obligations regarding any Existing Crackle Employee to which the JV Entity would be obligated.

Section 3.8           Recent Operations. Since January 1, 2019, except as set forth on Section 3.8 of the CPE Disclosure Schedule, Crackle has not:

(a)          experienced a Crackle Material Adverse Effect;

(b)          entered into any amendment of its certificate of incorporation or bylaws;

(c)          made any investment in, or any loan, advance or capital contribution to, any other Person;

(d)          acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person;

(e)          created, incurred, assumed, or agreed to create, incur, or assume or guarantee, any Funded Indebtedness other than money borrowed or advanced from any Affiliate of Crackle in the ordinary course of business or under existing lines of credit;

(f)          instituted any material increase in, entered into, terminated or adopted any material Benefit Plan, other than in the ordinary course of business or as required by any such existing plan, by any employment agreement or by Law;

(g)          made any material change in the compensation of employees, other than changes made in the ordinary course of business consistent with past practices or changes required by any existing plan, employment agreements or by any Law;

(h)          made or changed any material Tax election, changed any annual tax accounting period, adopted or changed any material method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, surrendered any right to a material Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(i)          settled any material Legal Proceedings; or

(j)          authorized, approved or agreed to do any of the foregoing.

Section 3.9           Taxes. In each case, with respect to the Crackle Contributed Assets, the Crackle Assumed Liabilities, and the Crackle VOD Business:

(a)          Crackle has filed all income and other material Tax Returns required to be filed by it, has timely paid all material Taxes that have become due and payable by it (whether or not shown on such Tax Returns) with respect to the same except as contested in good faith by appropriate Legal Proceedings for which adequate reserves have been established in accordance with GAAP. To the Knowledge of CPE, no unresolved issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes for which Crackle would be held liable.

(b)          Crackle is not a party to or bound by any agreement the principal purpose of which is to allocate or share liability for Taxes between or among Crackle and other Persons.

(c)          There are no Liens for Taxes (except Permitted Liens) upon any of the assets of Crackle.

(d)          No written claim has ever been made by any Governmental Authority with respect to Crackle in a jurisdiction where Crackle does not file a Tax Return that Crackle is or may be subject to Taxes by that jurisdiction that would be covered by or the subject of such Tax Return.

(e)          Crackle (i) has not been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than an Affiliated Group of which Sony Americas Holding Inc. is the common parent) or (ii) does not have any liability for the Taxes of any Person (other than Sony Americas Holding Inc. and any members of the consolidated group for which Sony Americas Holding Inc. is the parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (including Tax sharing or Tax indemnity agreement, but excluding commercial contracts entered into in the ordinary course of business that do not primarily relate to Taxes), or otherwise.

(f)          Crackle has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g)          Crackle is not, and has not been, a party to (or otherwise participated in) any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(h)          Notwithstanding any other provision in this Agreement, the representations and warranties contained in Section 3.15 and this Section 3.9 are the only representations and warranties given hereunder with respect to Tax matters, no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto, and the representations and warranties in Section 3.15 and this Section 3.9 (excluding Section 3.9(e) and Section 3.9(f)) may only be relied upon for any Tax period (or portion thereof) ending on or before the Closing Date, and not for any Tax periods (or portions thereof) beginning after the Closing Date.

Section 3.10         Permits. Crackle holds all material Permits that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business in substantially the same manner as currently conducted. During the past two (2) years, no material violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the Knowledge of CPE, threatened to revoke or limit any such Permit. During the past two (2) years, Crackle has not received any written notice from any Governmental Authority regarding a violation of, conflict with, or failure to comply with, any term or requirement of any material Permit.

Section 3.11         Real Property.

(a)          Crackle does not own any real property.

(b)          Section 3.11(b) of the CPE Disclosure Schedule contains a list of (i) all leases and subleases of real property (collectively, the “Leases”) pursuant to which Crackle is the lessee; and (ii) all Contracts (and all amendments, extensions and modifications thereto) held by Crackle or contractual obligations (and all amendments, extensions and modifications thereto) on the part of Crackle to acquire or dispose of any interest in real property.

(c)          Except for the Leases, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Premises.

Section 3.12         Crackle Intellectual Property; Crackle Original Programs.

(a)          Section 3.12(a) of the CPE Disclosure Schedule contains a complete and correct list of all (i) Registered Crackle Intellectual Property, including the jurisdictions in which such Registered Crackle Intellectual Property is registered, and (ii) all material unregistered trademarks owned and used by Crackle in the conduct of the Crackle VOD Business. The Registered Crackle Intellectual Property is duly registered in the name of Crackle, and not subject to any pending cancellation, interference, reissue, or reexamination proceeding. The Crackle Intellectual Property is exclusively owned by Crackle, free and clear of all Liens (except Permitted Liens and non-exclusive licenses granted by Crackle to any Person).

(b)          Except for (i) shrink-wrap licenses, other licenses for off-the-shelf software or Publicly Available Software and (ii) the Crackle Excluded Assets, Section 3.12(b) of the CPE Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other written agreements used in the conduct of the Crackle VOD Business under which Crackle is a licensee or otherwise is authorized to use any Intellectual Property other than the Crackle Intellectual Property (“Crackle Licensed Intellectual Property”), true and complete copies of which have been delivered or made available to CSSE.

(c)          Except (i) as set forth on Section 3.12(c) of the CPE Disclosure Schedule and (ii) for the Crackle Excluded Assets, to the Knowledge of CPE, the Crackle Intellectual Property and the Crackle Licensed Intellectual Property comprise all of the material Intellectual Property necessary for Crackle to conduct the Crackle VOD Business as presently being conducted in all material respects; provided, however, that nothing in this Section 3.12(c) shall constitute a representation or warranty with regard to noninfringement or misappropriation of any Intellectual Property right owned by any Person.

(d)          Except as set forth on Section 3.12(d) of the CPE Disclosure Schedule, during the past two (2) years, no written claim has been brought or made against Crackle: (i) alleging that any Crackle Intellectual Property infringes or misappropriates the Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of the Crackle Intellectual Property; or (iii) opposing or attempting to cancel Crackle’s rights in the Crackle Intellectual Property, except as would not reasonably be expected to result in a Crackle Material Adverse Effect. To the Knowledge of CPE, no Person is infringing upon or otherwise violating the rights of Crackle in the Crackle Intellectual Property. To the Knowledge of CPE, Crackle does not materially infringe or misappropriate any Intellectual Property right owned by any Person.

(e)          All former and current employees of Crackle who have been materially involved in the development of Crackle Intellectual Property have executed intellectual property assignment/work for hire agreements or other written Contracts that assign to Crackle all rights to the results and proceeds of such employee’s services, and no such employee has retained any right, title or interest in or to such rights.

(f)          No representation and warranty is made herein as to shrink-wrap licenses, other licenses for off-the-shelf software or Publicly Available Software.

Section 3.13         Compliance with Laws; Data Privacy. Crackle is and has been in material compliance with all applicable Laws. Crackle has not received any written or, to the Knowledge of CPE, verbal notice during the past two (2) years alleging it is not in material compliance with any Law. Crackle is and has been in material compliance with all contractual obligations and the privacy policies of Crackle concerning data privacy and security, except to the extent not reasonably likely to result in a Crackle Material Adverse Effect. None of the representations and warranties contained in this Section 3.13 shall be deemed to relate to any subject matters addressed by any other representation and warranty contained herein.

Section 3.14         Crackle Material Contracts.

(a)          Section 3.14(a) of the CPE Disclosure Schedule sets forth a list of the following Contracts (in each case, other than Benefit Plans or any Crackle Excluded Assets), as of the date hereof to which Crackle is a party (collectively, the “Crackle Material Contracts”):

(i)          all Contracts that involved expenditures by Crackle in excess of One Million Dollars ($1,000,000) in the twelve (12) calendar months ended February 28, 2019;

(ii)         all Contracts with any advertiser that generated gross revenue for Crackle in excess of Five Hundred Thousand Dollars ($500,000) in the twelve (12) calendar months ended February 2019;

(iii)        all Contracts that require Crackle to purchase its total requirements of any product or service from a third party;

(iv)        all Contracts providing for Crackle to be the exclusive provider of any product or service to any Person;

(v)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)        all material Contracts for Crackle Licensed Intellectual Property;

(vii)       all Contracts with any Governmental Authority;

(viii)      all Contracts that limit or purport to limit the ability of Crackle to compete in any line of business or with any Person or in any geographic area or during any period of time, that restricts the ability of Crackle to do business with any Person or hire or solicit any Person, or that restricts the right of Crackle to sell to or purchase from any Person;

(ix)         all Contracts for any joint venture, partnership or similar arrangement involving the sharing of profits or losses of or with any other Person;

(x)          Contracts for capital expenditures in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate, in each case under which there are material outstanding obligations;

(xi)         agreements which relate to Funded Indebtedness (excluding, for the avoidance of doubt, Contracts evidencing liabilities with respect to deposits and accounts, trade payables, letters of credit or capital leases made in the ordinary course of business);

(xii)        mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of Crackle; and

(xiii)       all Leases;

provided, however, that in no event shall any Contract entered into in connection with the prospective sale of Crackle or its assets (such as a non-disclosure agreement or investment banking agreement) be deemed a Crackle Material Contract.

(b)          Except as set forth in Section 3.14(b) of the CPE Disclosure Schedule, all Crackle Material Contracts are in full force and effect against Crackle or an Affiliate of Crackle (as applicable) and, to the Knowledge of CPE, each other party thereto, in each case in accordance with the express terms thereof. There does not exist under any Crackle Material Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of Crackle or the applicable Affiliate of Crackle. Neither Crackle or the applicable Affiliate of Crackle party to such Crackle Material Contract nor, to the Knowledge of CPE, any other party to any Crackle Material Contract has repudiated any provision of any such Crackle Material Contract. Crackle has not received written notice that any party to a Crackle Material Contract intends to cancel or terminate such Crackle Material Contract.

Section 3.15         Employees.

(a)          Section 3.15(a) of the CPE Disclosure Schedule contains a list of all Existing Crackle Employees and sets forth for each such individual the following as of the date hereof: (i) name; (ii) age; (iii) title or position (including whether full or part time); (iv) the decisional or operational unit in which Crackle employs such individual; (v) hire date; (vi) current annual base compensation rate for exempt employees and hourly rate for nonexempt employees; (vii) commission, bonus or other incentive-based compensation; (viii) accrued and unused paid vacation and other paid leave; (ix) a description of any material fringe benefits provided to each such individual; (x) any payments that would be due to such individual in the event of termination of such individual’s employment with Crackle on the Closing Date pursuant to its or any of its Affiliate’s policy for separation payments when termination is due to job elimination or layoffs, and (xi) CPE’s calculation of number of years of continuous service. Copies of all Crackle and CPE employment manuals and policies relating to the Existing Crackle Employees have been provided to CSSE. Copies of all employment agreements between Crackle or any Affiliate thereof and any Existing Crackle Employee have been provided to CSSE.

(b)          Crackle is not a party to any collective bargaining agreement, nor has it made any proposals regarding the terms of any collective bargaining agreement. Crackle is not subject to any: (i) unfair labor practice complaint pending before a Governmental Authority or, to the Knowledge of CPE, threatened in writing before the applicable Governmental Authority; (ii) pending or, to the Knowledge of CPE, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or (iii) to the Knowledge of CPE, union organization efforts or attempts by any union to represent Employees of Crackle as a collective bargaining agent.

(c)          There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of CPE, threatened in writing involving any Employee of Crackle or group of Employees of Crackle. To the Knowledge of CPE, there are no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against Crackle pertaining to any Crackle Employee. Copies of any material claims by any employee of Crackle against Crackle or CPE or any Affiliate thereof made or pending during the past three years have been provided to CSSE.

(d)          Each of Crackle and CPE is in compliance in all material respects with Laws regarding employment and employment practices, including all applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

Section 3.16         Employee Benefits.

(a)          Section 3.16(a) of the CPE Disclosure Schedule sets forth a complete and accurate list of all material Benefit Plans in effect on the date hereof in which any Crackle Employee participates as of the date hereof.

(b)          As of the date hereof, CSSE has been provided access to true, correct and complete copies of the following documents related to each Crackle Benefit Plan (other than individual employment agreements or offer letters, all of which are consistent in all material respects with the templates made available to CSSE): (i) all currently applicable plan documents, amendments, summary plan descriptions and summaries of material modifications; (ii) the most recent periodic accounting of plan assets (if any); and (iii) the most recently filed annual report on Form 5500 (including accompanying schedules). As of the date hereof, CSSE has been provided with a summary of each material Benefit Plan which is not a Crackle Benefit Plan.

(c)          To the Knowledge of CPE, each Crackle Benefit Plan has been since its inception maintained in accordance with its terms and in accordance with applicable Law, other than any failure to be so maintained that would not, individually or in the aggregate, reasonably be expected to result in a Crackle Material Adverse Effect. Each Crackle Benefit Plan has been fully funded in all material respects as required by Law. As of the date hereof, there are no Legal Proceedings pending, or to Knowledge of CPE, threatened in writing, with respect to any Crackle Benefit Plan (other than routine claims for benefits in the ordinary course of business) that, individually or in the aggregate, are reasonably expected to result in a Crackle Material Adverse Effect.

(d)          Each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and the exempt status of its accompanying trust under Section 501(a) of the Code, and, to the Knowledge of CPE, no fact or event has occurred since the date of such letter that could reasonably be expected to jeopardize the qualified status of any such Benefit Plan or the exempt status of any such trust.

(e)          Neither Crackle nor any ERISA Affiliate has within the past six (6) years maintained, sponsored or contributed to or had any obligation to contribute to any: (i) “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)          Except as set forth on Section 3.16(f) of the CPE Disclosure Schedule, none of the Crackle Benefit Plans obligates Crackle to pay any material separation, severance, termination or similar benefits in connection with or as a result of the Closing.

(g)          Neither CPE or Crackle nor or any of their respective Affiliates is required to pay any tax gross-ups for any Taxes incurred under Section 4999, 280G or 409A of the Code. Except as set forth on Section 3.16(g) of the CPE Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (alone or in combination with a termination of employment or service) (i) result in any payment or benefit becoming due to any current or former CPE or Crackle or its Affiliates employee, consultant or director; (ii) accelerate the time of payment, funding or vesting of any benefits or compensation of, or increase the amount of benefits or compensation due to, any current or former CPE or Crackle or its Affiliates employee, consultant or director; (iii) increase any amount of compensation or benefits otherwise payable to any current or former CPE or Crackle or Affiliate employee, consultant or director; or (iv) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise Tax owing under Section 4999 of the Code.

Section 3.17         Environmental Compliance. Crackle is in compliance in all material respects with all terms and conditions of applicable Laws relating to pollution or protection of the environment (“Environmental Laws”). Crackle has not received any written notice regarding any actual or alleged material violation by Crackle of Environmental Laws, or any investigatory, remedial or corrective obligations of Crackle under Environmental Laws, relating to any of the Premises arising under Environmental Laws that is pending and unresolved. There are no pending or, to the Knowledge of CPE, threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Authority or Legal Proceedings involving Environmental Laws against Crackle. Crackle has not assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability of any other Person under Environmental Laws. Crackle has provided to CSSE true and complete copies of any and all material documents, correspondence, pleadings, reports, assessments, analytical results or other documents concerning Environmental Laws.

Section 3.18         Litigation. Except as set forth on Section 3.18 of the CPE Disclosure Schedule, there is no Legal Proceeding presently pending against Crackle, or, to the Knowledge of CPE, threatened against Crackle, the outcome of which would reasonably be expected to result in a Crackle Material Adverse Effect. Crackle is not subject to any outstanding Order. During the past two (2) years, Crackle has not received any written notice or other written communication from any Governmental Authority regarding any actual violation of, or failure to comply with, any term or requirement of any material Order to which Crackle is subject.

Section 3.19         Insurance. Section 3.19 of the CPE Disclosure Schedule sets forth the insurance provider, type of insurance, general scope of coverage, and policy limits respecting each insurance policy for which Crackle is the policyholder or named as a beneficiary or additional insured (“Insurance Policies”). All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. No material default exists with respect to the obligations of Crackle under any such Insurance Policies. Crackle has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies.

Section 3.20         Personal Property; Information Technology Systems.

(a)          Except for the Crackle Excluded Assets, or as set forth in the Transition Services Agreement, the Crackle Contributed Assets constitute all of the assets necessary to operate the Crackle VOD Business in all material respects. Crackle has legal title to all of the tangible personal properties and assets it purports to own free and clear of all Liens (except Permitted Liens). Except as set forth in this Section 3.20(a) or on Section 3.20(a) of the CPE Disclosure Schedule, Crackle owns, leases, licenses or otherwise has the right to use all of the assets, personal properties and rights necessary to conduct the Crackle VOD Business as presently being conducted. All material tangible assets of Crackle are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that, to the Knowledge of CPE, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used.

(b)          The material electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes (collectively, “Technology Systems”) of Crackle are adequate for the operation of the Crackle VOD Business as presently being conducted in all material respects. Except as set forth in Section 3.20(b) of the CPE Disclosure Schedule, within the past two (2) years, to the Knowledge of CPE, there has not been any malfunction with respect to any of the Technology Systems that has had a material negative effect on the provision of services to any customers of Crackle, and Crackle has taken commercially reasonable measures to protect the internal and external security and integrity of the Technology Systems owned and controlled by it and the data, software, and associated documentation that such Technology Systems contain, which measures include procedures designed to prevent unauthorized access and procedures designed to prevent the introduction of any “malware,” “virus” or other software routines designed to permit unauthorized access to, or to disable, erase of disrupt the functioning of software or data.

Section 3.21         Transactions with Affiliates. Except (a) for this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby, (b) as contemplated by Section 5.11, (c) employment related compensation and benefits and (d) as set forth on Section 3.21 of the CPE Disclosure Schedule, neither CPE nor any Affiliate of Crackle or CPE (other than Crackle) (i) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of Crackle, (ii) owns or has an interest in, directly or indirectly, any property, asset or right, which is material to Crackle, (iii) owes any money to or is owed any money by Crackle (except for employment-related compensation received or payable in the ordinary course of business), or (iv) is a party to a Contract with Crackle, nor has Crackle pledged any assets or guaranteed any obligations on behalf of any such Person.

Section 3.22         Anti-Bribery.

(a)          To the Knowledge of CPE, no director, officer or employee of Crackle, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (A) in violation of any Law, or (B) to Government Officials, (ii) violated any applicable export control, money laundering or anti-terrorism Law, or otherwise taken any action that would be in violation of the Foreign Corrupt Practices Act of 1977, or (iii) established or maintained any fund or asset with respect to Crackle that has not been recorded in its books and records.

(b)          CPE represents and warrants that no (a) officer, director, employee, appointee or official representative of a Governmental Authority; (b) political party or party official; or (c) candidate for political or judicial office (each, a “Government Official”) has any legal, financial or beneficial interest in this Agreement.

(c)          To the Knowledge of CPE, no director, officer, employee, agent or representative of Crackle is a person with whom dealings are restricted or prohibited under the export control and economic sanctions laws of Japan, the United Nations, the European Union, the United Kingdom, the United States and any other applicable jurisdictions. During the past five years, Crackle has not committed any violation, nor to the knowledge of Crackle, has it been investigated by any Governmental Authority with respect to any potential or actual violation of applicable sanctions laws. Except as disclosed in Section 3.22(c) of the CPE Disclosure Schedule, Crackle has not engaged in a transaction or dealing with any person with whom transactions or dealings are prohibited or restricted by the export control or sanctions laws of Japan, the United Nations, the European Union, the United Kingdom, the United States and any other applicable jurisdictions.

Section 3.23         Brokers’ Fees. Except as set forth on Section 3.23 of the CPE Disclosure Schedule, Crackle has not become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

Section 3.24         No Intention to Defraud Creditors. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Crackle.

Section 3.25         Adequate Investigation. CPE acknowledges and agrees, on behalf of itself and its Affiliates, that it (a) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning CSSE, and the financial condition, results of operations, assets, liabilities, properties and projected operations thereof and (b) has been furnished with or given adequate access to such information about the CSSE as it has requested.

Section 3.26         No Additional Representations; Disclaimer. CPE acknowledges and agrees that none of CSSE, any of its Affiliates or any Representatives of any of the foregoing (a) has made (and CPE hereby disclaim reliance on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding CSSE or the CSSE VOD Business, except as expressly set forth in ARTICLE 4 of this Agreement and qualified by the CSSE Disclosure Schedules. In connection with CPE’s and its Affiliates’ investigation of CSSE and the CSSE VOD Business, CPE and its Affiliates have received from or on behalf of CSSE certain projections, including projected statements of operating revenues and income from operations of CSSE and certain business plan information of CSSE. CPE acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that CPE and its Affiliates’ are familiar with such uncertainties, that CPE and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that CPE and its Affiliates shall have no claim against CSSE, any of its Affiliates or any Representatives of the foregoing with respect thereto.

Section 3.27         Investment Representations.

(a)          Crackle is acquiring the Crackle JV Interest solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any applicable Law (including the Securities Act), and Crackle is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(b)          Crackle acknowledges that the Crackle JV Interest is not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the Crackle JV Interest may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.

(c)          There are no existing Contracts pursuant to which Crackle will divest or otherwise dispose of the Crackle JV Interest, except the Transaction Documents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CSSE

As an inducement to CPE and Crackle to enter into this Agreement and to consummate the transactions contemplated hereby, CSSE hereby represents and warrants to CPE and Crackle and the JV Entity as follows (except as set forth in the corresponding section of the CSSE Disclosure Schedule or in any other section of the CSSE Disclosure Schedule if the application of the disclosure to the first section is reasonably apparent):

Section 4.1           Organization and Power. CSSE is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. CSSE has the organizational power and authority to own or lease the assets it purports to own or lease and to carry on its business in substantially the same manner as currently conducted. CSSE is qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a CSSE Material Adverse Effect.

Section 4.2           Authority and Enforceability. CSSE has all requisite corporate power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided, that, with respect to the exercisability of the Class III-B Warrants, CSSE will be required to obtain the Nasdaq Mandated Stockholder Approval set forth in Section 5.3(j), below. This Agreement has been duly authorized, executed and delivered by CSSE and (assuming the due authorization, execution and delivery by CPE and Crackle) this Agreement constitutes the legal, valid and binding obligation of CSSE, and is enforceable against CSSE.

Section 4.3           Conflicts. The execution and delivery by CSSE of this Agreement and the performance by it of its obligations hereunder, do not and will not (subject, with respect to the exercisability of the Class III-B Warrants only, to receipt of the Nasdaq Mandated Stockholder Approval):

(a)          violate any provision of the certificate of incorporation or bylaws of CSSE;

(b)          (i) violate any provision of Law relating to CSSE, or (ii) conflict with or violate any Order to which CSSE is subject, require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority on the part of CSSE, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a CSSE Material Adverse Effect; or

(c)          Subject to receipt of the Required CSSE Third-Party Consents, materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of CSSE under any CSSE Material Contract.

Section 4.4           Subsidiaries. CSSE has no direct or indirect Subsidiaries that comprise part of, or own, lease, license or otherwise hold title to assets comprising part of, the CSSE VOD Business other than Pivotshare and Screen Media Ventures. CSSE is not a participant in any joint venture, partnership, or similar arrangement with respect to the CSSE VOD Business. There are no contractual obligations of CSSE to provide funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person in connection with its operation of the CSSE VOD Business.

Section 4.5           SEC Filings; CSSE Warrants; Financial Statements.

(a)          CSSE has filed with the Securities and Exchange Commission (“SEC”) all reports, schedules, forms, statements and other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to be filed by CSSE since August 18, 2017 (collectively, the “CSSE SEC Reports”). As of their respective dates (except if revised or superseded by a subsequent filing), the CSSE SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. CSSE has filed with the SEC as exhibits to the CSSE SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are in all material respects true and complete copies of such agreements, contracts and other documents or instruments, as the case may be (subject to any confidential treatment requests allowing exclusion of confidential information from the publicly filed documents).

(b)          At the Closing Date, the CSSE Warrants shall be duly authorized and validly issued, and upon the consummation of the Contribution by Crackle, shall be fully paid and non-assessable, free of any Liens except those restrictions arising under the Securities Act. The shares of the Class A common stock of CSSE issuable upon CPE’s exercise of its purchase rights under the CSSE Warrants, and the CSSE Preferred Shares issuable to Crackle pursuant to Section 9.03 of the JV Operating Agreement and Section 9.5 hereof, have been duly authorized and validly reserved for issuance by CSSE, and when issued, shall be fully paid and non-assessable, free of any Liens except those arising under the Securities Act. The issuance of the CSSE Warrants, including the issuance of the Class A common stock upon exercise thereof, and the reservation for issuance of the CSSE Preferred Shares issuable to Crackle pursuant to Section 9.03 of the JV Operating Agreement and Section 9.5 hereof do not require any approval of the board of directors or stockholders of CSSE that has not been obtained other than, solely with respect to the exercisability of the Class III-B warrants, the Nasdaq Mandated Stockholder Approval. The CSSE Class I Warrants, the CSSE Class II Warrants, and the CSSE Class III-A Warrants, in the aggregate, are exercisable as of the Closing into less than 20% of CSSE’s pre-transaction issued and outstanding shares of common stock, calculated in accordance with guidance published by the Nasdaq Stock Market.

(c)          The consolidated balance sheets of CSSE and its consolidated subsidiaries as of each of December 31, 2017 and September 30, 2018 (this latter date the “CSSE Balance Sheet Date”) and the related consolidated statements of income (loss) and stockholders’ equity and cash flows for the twelve (12)-month period and nine (9)-month period then ended, in each case, set forth in the CSSE SEC Reports, (the “Most Recent CSSE Financial Statements”) fairly present in all material respects CSSE’s and its consolidated subsidiaries’ financial positions as of such Most Recent Financial Statements’ respective dates, and CSSE and its consolidated subsidiaries’ consolidated results of operations and cash flows for the respective periods then ended, in accordance with U.S. generally accepted accounting principles applied on a consistent basis except as described in the footnotes to such financial statements.

Section 4.6            No Undisclosed Liabilities; Funded Indebtedness.

(a)          To the Knowledge of CSSE, CSSE does not have any existing material liabilities to which the JV Entity would be obligated arising from or relating to the CSSE VOD Business of a nature required by GAAP to be reflected on or disclosed in the footnotes to a balance sheet of CSSE except for: (a) liabilities disclosed, reflected or reserved against on the Most Recent CSSE Financial Statements, (b) liabilities incurred since the CSSE Balance Sheet Date in the ordinary course of business, (c) the matters disclosed in or arising out of matters set forth on the Disclosure Schedule, (d) executory liabilities under Contracts, (e) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, and (f) non-material liabilities, in each case, solely related to the CSSE VOD Business.

(b)          Except as set forth on Section 4.6(b) of the CSSE Disclosure Schedule, CSSE is not bound by or party to any Funded Indebtedness.

Section 4.7           Recent Operations. Since the Most Recent Balance Sheet Date, CSSE has not:

(a)          experienced a CSSE Material Adverse Effect;

(b)          entered into any amendment of its certificate of incorporation or bylaws;

(c)          made any investment in, or any loan, advance or capital contribution to, any other Person;

(d)          acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person;

(e)          created, incurred, assumed, or agreed to create, incur, or assume or guarantee, any Funded Indebtedness other than money borrowed or advanced from any Affiliate of CSSE in the ordinary course of business or under existing lines of credit;

(f)          instituted any material increase in, entered into, terminated or adopted any material Benefit Plan, other than in the ordinary course of business or as required by any such existing plan, by any employment agreement or by Law;

(g)          made any material change in the compensation of employees, other than changes made in the ordinary course of business consistent with past practices or changes required by any existing plan, employment agreements or by any Law;

(h)          made any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change was required by GAAP or by applicable Law;

(i)          made or changed any material Tax election, changed any annual tax accounting period, adopted or changed any material method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, surrendered any right to a material Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(j)          settled any material Legal Proceedings; or

(k)          authorized, approved or agreed to do any of the foregoing.

Section 4.8           Taxes. In each case, with respect to the CSSE Contributed Assets, the CSSE Assumed Liabilities, and the CSSE VOD Business:

(a)          CSSE has filed all income and other material Tax Returns required to be filed by it, has timely paid all material Taxes that have become due and payable by it (whether or not shown on such Tax Returns) with respect to the same except as contested in good faith by appropriate Legal Proceedings for which adequate reserves have been established in accordance with GAAP. To the Knowledge of CSSE, no unresolved issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes for which CSSE would be held liable.

(b)          CSSE is not a party to or bound by any agreement the principal purpose of which is to allocate or share liability for Taxes between or among CSSE and other Persons.

(c)          There are no Liens for Taxes (except Permitted Liens) upon any of the assets of CSSE.

(d)          No written claim has ever been made by any Governmental Authority with respect to CSSE in a jurisdiction where CSSE does not file a Tax Return that CSSE is or may be subject to Taxes by that jurisdiction that would be covered by or the subject of such Tax Return.

(e)          CSSE (i) has not been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than an Affiliated Group of which Sony Americas Holding Inc. is the common parent) or (ii) does not have any liability for the Taxes of any Person (other than Sony Americas Holding Inc. and any members of the consolidated group for which Sony Americas Holding Inc. is the parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (including Tax sharing or Tax indemnity agreement, but excluding commercial contracts entered into in the ordinary course of business that do not primarily relate to Taxes), or otherwise.

(f)          CSSE has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(g)          CSSE is not, and has not been, a party to (or otherwise participated in) any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(h)          Notwithstanding any other provision in this Agreement, the representations and warranties contained in Section 4.8 are the only representations and warranties given hereunder with respect to Tax matters, no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto, and the representations and warranties in Section 4.8 may only be relied upon for any Tax period (or portion thereof) ending on or before the Closing Date, and not for any Tax periods (or portions thereof) beginning after the Closing Date.

Section 4.9           Permits. CSSE holds all material Permits that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the CSSE VOD Business in substantially the same manner as currently conducted. During the past two (2) years, no material violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the Knowledge of CSSE, threatened to revoke or limit any such Permit. During the past two (2) years, CSSE has not received any written notice from any Governmental Authority regarding a violation of, conflict with, or failure to comply with, any term or requirement of any material Permit.

Section 4.10         Leased Real Property.

(a)          Section 4.10(a) of the CSSE Disclosure Schedule contains a list of all leases (pursuant to which CSSE is the lessee) of real property in or on which the CSSE VOD Business is conducted.

(b)          There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Premises subject to a Lease set forth on Section 4.10(a) of the CSSE Disclosure Schedule.

Section 4.11         CSSE Intellectual Property; CSSE Original Programs.

(a)          Section 4.11(a) of the CSSE Disclosure Schedule contains a complete and correct list of all (i) Registered CSSE Intellectual Property, including the jurisdictions in which such Registered CSSE Intellectual Property is registered, and (ii) all material unregistered trademarks owned and used by CSSE in the conduct of the CSSE VOD Business. The Registered CSSE Intellectual Property is duly registered in the name of CSSE, and not subject to any pending cancellation, interference, reissue, or reexamination proceeding. The CSSE Intellectual Property is exclusively owned by CSSE, free and clear of all Liens (except Permitted Liens and non-exclusive licenses granted by CSSE to any Person).

(b)          Except for (i) shrink-wrap licenses, other licenses for off-the-shelf software or Publicly Available Software and (ii) the CSSE Excluded Assets, Section 4.11(b) of the CSSE Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other written agreements used in the conduct of the CSSE VOD Business under which CSSE is a licensee or otherwise is authorized to use any Intellectual Property other than the CSSE Intellectual Property (“CSSE Licensed Intellectual Property”), true and complete copies of which have been delivered or made available to CSSE.

(c)          Except (i) as set forth on Section 4.11(c) of the CSSE Disclosure Schedule and (ii) for the CSSE Excluded Assets, to the Knowledge of CSSE, the CSSE Intellectual Property and the CSSE Licensed Intellectual Property comprise all of the material Intellectual Property necessary for CSSE to conduct the CSSE VOD Business as presently being conducted in all material respects; provided, however, that nothing in this Section 4.11(c) shall constitute a representation or warranty with regard to noninfringement or misappropriation of any Intellectual Property right owned by any Person.

(d)          Except as set forth in Section 4.11(d) of the CSSE Disclosure Schedules, solely with respect to the CSSE Contributed Assets contributed by Pivotshare (the “Pivotshare Contributed Assets”) during the past two (2) years no claim, complaint or notice (whether communicated orally and/or via email, writing, or otherwise) has been threatened, brought or made against CSSE: (i) alleging that CSSE infringes on or misappropriates or otherwise violates the Intellectual Property of another Person; (ii) concerning the ownership, right to use, use of or validity of the CSSE Intellectual Property; or (iii) opposing or attempting to cancel CSSE’s rights in the CSSE Intellectual Property. To the Knowledge of CSSE, no Person is infringing upon, misappropriating or otherwise violating the rights of CSSE in the CSSE Intellectual Property. Except as set forth in in Section 4.11(d) of the CSSE Disclosure Schedules, solely with respect to the CSSE Contributed Assets other than the Pivotshare Contributed Assets, during the past two (2) years, no written claim has been brought or made against CSSE: (i) alleging that CSSE infringes on or misappropriates the Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of the CSSE Intellectual Property; or (iii) opposing or attempting to cancel CSSE’s rights in the CSSE Intellectual Property. To the Knowledge of CSSE, no Person is infringing upon or otherwise violating the rights of CSSE in the CSSE Intellectual Property, except as would not reasonably be expected to result in a CSSE Material Adverse Effect. Neither the conduct of CSSE’s business, nor, to the Knowledge of CSSE, the CSSE Intellectual Property, infringes, violates or misappropriates any Intellectual Property right owned by any Person.

(e)          All former and current employees of CSSE who have been materially involved in the development of CSSE Intellectual Property have executed intellectual property assignment/work for hire agreements or other written Contracts that assign to CSSE all rights to the results and proceeds of such employee’s services, and no such employee has retained any right, title or interest in or to such rights.

(f)          No representation and warranty is made herein as to shrink-wrap licenses, other licenses for off-the-shelf software or Publicly Available Software.

Section 4.12         Compliance with Laws; Data Privacy. The CSSE VOD Business is and has been conducted in material compliance with all applicable Laws. CSSE has not received any written or, to the Knowledge of CSSE, verbal notice during the past two (2) years alleging that the CSSE VOD Business is not in material compliance with any such Law. The CSSE VOD Business is and has been in material compliance with all contractual obligations and the privacy policies of CSSE concerning data privacy and security, except to the extent not reasonably likely to result in a CSSE Material Adverse Effect. None of the representations and warranties contained in this Section 4.12 shall be deemed to relate to any subject matters addressed by any other representation and warranty contained herein.

Section 4.13         CSSE Material Contracts.

(a)          Section 4.13 of the CSSE Disclosure Schedule sets forth a list of the following Contracts as of the date hereof to which CSSE or an Affiliate thereof is a party that relate to the CSSE VOD Business (collectively, the “CSSE Material Contracts”):

(i)          all Contracts that involve expenditures by CSSE in excess of One Million Dollars ($1,000,000) in the twelve (12) calendar months ended February 2019;

(ii)         all Contracts with any advertiser that generated gross revenue for CSSE in excess of Five Hundred Thousand Dollars ($500,000) in the twelve (12) calendar months ended February 2019;

(iii)        all Contracts that require CSSE to purchase its total requirements of any product or service from a third party;

(iv)        all Contracts providing for CSSE to be the exclusive provider of any product or service to any Person;

(v)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)        all Contracts for Licensed Intellectual Property;

(vii)       all Contracts with any Governmental Authority;

(viii)      all Contracts that limit or purport to limit the ability of CSSE to compete in any line of business or with any Person or in any geographic area or during any period of time, that restricts the ability of CSSE to do business with any Person or hire or solicit any Person, or that restricts the right of CSSE to sell to or purchase from any Person;

(ix)         all Contracts for any joint venture, partnership or similar arrangement involving the sharing of profits or losses of or with any other Person;

(x)          Contracts for capital expenditures in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate, in each case under which there are material outstanding obligations;

(xi)         agreements which relate to Funded Indebtedness (excluding, for the avoidance of doubt, Contracts evidencing liabilities with respect to deposits and accounts, trade payables, letters of credit or capital leases made in the ordinary course of business);

(xii)        mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of CSSE; and

(xiii)       all Leases.

(b)          All CSSE Material Contracts are in full force and effect against CSSE (as applicable) and, to the Knowledge of CSSE, each other party thereto, in each case in accordance with the express terms thereof. There does not exist under any CSSE Material Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of CSSE. Neither CSSE nor, to the Knowledge of CSSE, any other party to any CSSE Material Contract has repudiated any provision of any such CSSE Material Contract. CSSE has not received written notice that any party to a CSSE Material Contract intends to cancel or terminate such CSSE Material Contract.

Section 4.14         Employees.

(a)          Section 4.14(a) of the CSSE Disclosure Schedule contains a list of all Employees of CSSE that contribute to or support the CSSE VOD Business as of the date hereof (whether such contribution or support consists of all or part of such employee’s duties), and sets forth for each such individual the following as of the date hereof: (i) name; (ii) age; (iii) title or position (including whether full or part time); (iv) the decisional or operational unit in which CSSE employs such individual; (v) hire date; (vi) current annual base compensation rate for exempt employees and hourly rate for nonexempt employees; (vii) commission, bonus or other incentive-based compensation; (viii) accrued and unused paid vacation and other paid leave; (ix) a description of any material fringe benefits provided to each such individual; (x) any payments that would be due to such individual in the event of termination of such individual’s employment with CSSE on the Closing Date pursuant to its or any of its Affiliate’s policy for separation payments when termination is due to job elimination or layoffs, and (xi) CSSE’s calculation of number of years of continuous service. Copies of all employment agreements between CSSE or any Affiliate and the such CSSE employees have been provided to Crackle.

(b)          CSSE is not a party to any collective bargaining agreement, nor has it made any proposals regarding the terms of any collective bargaining agreement. CSSE is not subject to any: (i) unfair labor practice complaint pending before a Governmental Authority or, to the Knowledge of CSSE, threatened in writing before the applicable Governmental Authority; (ii) pending or, to the Knowledge of CSSE, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or (iii) to the Knowledge of CSSE, union organization efforts or attempts by any union to represent CSSE Employees as a collective bargaining agent.

(c)          There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of CSSE, threatened in writing involving any CSSE Employee or group of CSSE Employees. To the Knowledge of CSSE, there are no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against CSSE pertaining to any CSSE Employee. Copies of any material claims by any employee of CSSE against CSSE or any Affiliate thereof made or pending during the past three years has been provided to CPE.

(d)          CSSE is in compliance in all material respects with Laws regarding employment and employment practices, including all applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

Section 4.15         Benefit Plans.

(a)          Section 4.15(a) of the CSSE Disclosure Schedule sets forth a complete and accurate list of all material Benefit Plans in effect on the date hereof in which any Employee of CSSE participates as of the date hereof.

(b)          As of the date hereof, CPE has been provided access to true, correct and complete copies of the following documents related to each CSSE Benefit Plan (other than individual employment agreements or offer letters, all of which are consistent in all material respects with the templates made available to CPE): (i) all currently applicable plan documents, amendments, summary plan descriptions and summaries of material modifications; (ii) the most recent periodic accounting of plan assets (if any); and (iii) the most recently filed annual report on Form 5500 (including accompanying schedules).

(c)          To the Knowledge of CSSE, each CSSE Benefit Plan has been since its inception maintained in accordance with its terms and in accordance with applicable Law. Each CSSE Benefit Plan has been fully funded in all material respects as required by Law. As of the date hereof, there are no Legal Proceedings pending, or to Knowledge of CSSE, threatened in writing, with respect to any CSSE Benefit Plan (other than routine claims for benefits in the ordinary course of business) that, individually or in the aggregate, are reasonably expected to result in a CSSE Material Adverse Effect.

(d)          Each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and the exempt status of its accompanying trust under Section 501(a) of the Code, and, to the Knowledge of CSSE, no fact or event has occurred since the date of such letter that could reasonably be expected to jeopardize the qualified status of any such Benefit Plan or the exempt status of any such trust.

(e)          Neither CSSE nor any ERISA Affiliate has within the past six (6) years maintained, sponsored or contributed to or had any obligation to contribute to any: (i) “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)          Neither CSSE or any of its Affiliates is required to pay any tax gross-ups for any Taxes incurred under Section 4999, 280G or 409A of the Code. Except as set forth on Section 4.15(f) of the CSSE Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (alone or in combination with a termination of employment or service) (i) result in any payment or benefit becoming due to any current or former CSSE or its Affiliates employee, consultant or director; (ii) accelerate the time of payment, funding or vesting of any benefits or compensation of, or increase the amount of benefits or compensation due to, any current or former CSSE or its Affiliates employee, consultant or director; (iii) increase any amount of compensation or benefits otherwise payable to any current or former Company employee, consultant or director; or (iv) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise Tax owing under Section 4999 of the Code

Section 4.16         Environmental Compliance. CSSE is in compliance in all material respects with all terms and conditions of applicable Environmental Laws. CSSE has not received any written notice regarding any actual or alleged material violation by CSSE of Environmental Laws, or any investigatory, remedial or corrective obligations of CSSE under Environmental Laws, relating to any of the Premises arising under Environmental Laws that is pending and unresolved. There are no pending or, to the Knowledge of CSSE, threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Authority or Legal Proceedings involving Environmental Laws against CSSE. CSSE has not assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability of any other Person under Environmental Laws. CSSE has provided to JV Entity true and complete copies of any and all material documents, correspondence, pleadings, reports, assessments, analytical results or other documents concerning Environmental Laws.

Section 4.17         Litigation. There is no Legal Proceeding presently pending against CSSE, or, to the Knowledge of CSSE, threatened against CSSE, or any Affiliate thereof, the outcome of which would reasonably be expected to result in a CSSE Material Adverse Effect. CSSE is not subject to any outstanding Order. During the past two (2) years, CSSE has not received any written notice or other written communication from any Governmental Authority regarding any actual violation of, or failure to comply with, any term or requirement of any material Order to which CSSE is subject.

Section 4.18         Insurance. Section 4.18 of the CSSE Disclosure Schedule sets forth the insurance provider, type of insurance, general scope of coverage, and policy limits respecting each of CSSE’s Insurance Policies applicable to the CSSE VOD Business. All such Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. No material default exists with respect to the obligations of CSSE under any such Insurance Policies. CSSE has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies.

Section 4.19         Personal Property; Information Technology Systems.

(a)          Except for the CSSE Excluded Assets, the use of the Chicken Soup for the Soul trademark, to be provided to the JV Entity under the CSSE Trademark License Agreement, and the resources, personnel and assets and rights to be provided by CSSE to the JV Entity under the CSSE Management Services Agreement, the CSSE Contributed Assets constitute all of the assets necessary to operate the CSSE VOD Business in all material respects. CSSE has legal title to all of the tangible personal properties and assets used in the CSSE VOD Business that it purports to own free and clear of all Liens (except Permitted Liens). Except as set forth in this Section 4.19(a), or on Section 4.19(a) of the CSSE Disclosure Schedule, CSSE owns, leases, licenses or otherwise has the right to use all of the assets, personal properties and rights necessary to conduct the CSSE VOD Business as presently being conducted. All material tangible assets of CSSE used in the CSSE VOD Business are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that, to the Knowledge of CSSE, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used

(b)          The Technology Systems of CSSE used in the CSSE VOD Business are adequate for the operation of such business as presently being conducted in all material respects. Except as set forth in Section 4.19(b) of the CSSE Disclosure Schedule, within the past two (2) years, to the Knowledge of CSSE, there has not been any malfunction with respect to any of such Technology Systems that has had a material negative effect on the provision of services to any customers of CSSE, and CSSE has taken commercially reasonable measures to protect the internal and external security and integrity of such Technology Systems owned and controlled by it and the data, software, and associated documentation that such Technology Systems contain, which measures include procedures designed to prevent unauthorized access and procedures designed to prevent the introduction of any “malware,” “virus” or other software routines designed to permit unauthorized access to, or to disable, erase of disrupt the functioning of software or data.

Section 4.20         Transactions with Affiliates. Except (a) for this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby and (b) as set forth on Section 4.20 of the CSSE Disclosure Schedule, no Affiliate of CSSE (i) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of the CSSE VOD Business, (ii) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a lender to or borrower from or has the right to participate in the profits of, CSSE, or any other Affiliate thereof, (iii) owns or has an interest in, directly or indirectly, any property, asset or right, which is material to the CSSE VOD Business, (iv) owes any money to or is owed any money by CSSE or the CSSE VOD Business (except for employment-related compensation received or payable in the ordinary course of business), or (v) is a party to a Contract, or is involved in any business arrangement or other relationship, with the CSSE VOD Business (whether written or oral), nor has CSSE pledged any assets or guaranteed any obligations on behalf of any such Person.

Section 4.21         Anti-Bribery.

(a)          To the best of CSSE’s knowledge, no director, officer or employee of CSSE, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, domestic or foreign, regardless of form, whether in money, property, or services (A) in violation of any Law, or (B) to Government Officials, (ii) violated any applicable export control, money laundering or anti-terrorism Law, or otherwise taken any action that would be in violation of the Foreign Corrupt Practices Act of 1977, or (iii) established or maintained any fund or asset with respect to CSSE that has not been recorded in its books and records.

(b)          CSSE represents and warrants that no Government Official has any legal, financial or beneficial interest in this Agreement.

(c)          To the best of CSSE’s knowledge, no director, officer, employee, agent or representative of CSSE is a person with whom dealings are restricted or prohibited under the export control and economic sanctions laws of Japan, the United Nations, the European Union, the United Kingdom, the United States and any other applicable jurisdictions. During the past five years, CSSE has not committed any violation, nor to the knowledge of CSSE, has it been investigated by any Governmental Authority with respect to any potential or actual violation of applicable sanctions laws. Except as disclosed in Section 4.21(c) of the CSSE Disclosure Schedule, CSSE has not engaged in a transaction or dealing with any person with whom transactions or dealings are prohibited or restricted by the export control or sanctions laws of Japan, the United Nations, the European Union, the United Kingdom, the United States and any other applicable jurisdictions.

Section 4.22         Brokers’ Fees. Neither CSSE nor any Affiliate thereof has become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement other than to Ladenburg Thalmann & Co., Inc.

Section 4.23         [Reserved].

Section 4.24         Adequate Investigation. CSSE acknowledges and agrees, on behalf of itself and its Affiliates, that it (a) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning Crackle, and the financial condition, results of operations, assets, liabilities, properties and projected operations thereof and (b) has been furnished with or given adequate access to such information about Crackle as it has requested.

Section 4.25         No Additional Representations; Disclaimer. CSSE acknowledges and agrees that none of CPE, Crackle, any of their Affiliates or any Representatives of any of the foregoing has made (and CSSE and its Affiliates hereby disclaim reliance on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Crackle or its business or assets, except as expressly set forth in ARTICLE 2 and ARTICLE 3 and qualified by the CPE Disclosure Schedules. In connection with CSSE’s and its Affiliates’ investigation of Crackle, CSSE and its Affiliates have received from or on behalf of Crackle certain projections, including projected statements of operating revenues and income from operations of Crackle and certain business plan information of Crackle. CSSE acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that CSSE and its Affiliates’ are familiar with such uncertainties, that CSSE and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that CSSE and its Affiliates shall have no claim against CPE, Crackle, any of their Affiliates or any Representatives of the foregoing with respect thereto.

Section 4.26         Investment Representations.

(a)          CSSE is acquiring the CSSE JV Interest solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law (including the Securities Act), and CSSE is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(b)          CSSE acknowledges the CSSE JV Interest is not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the CSSE JV Interest may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.

(c)          There are no existing Contracts pursuant to which CSSE will divest or otherwise dispose of the CSSE JV Interest.

Section 4.27         No General Solicitation. Neither CSSE, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the CSSE Warrants as contemplated by this Agreement.

ARTICLE 5

COVENANTS

Section 5.1           [Reserved].

Section 5.2           Access and Reports.

(a)          Subject to applicable Law, upon reasonable advance notice from CSSE to CPE, Crackle shall afford CSSE’s officers and other authorized Representatives (in each case provided that such Person has agreed to be bound by the Confidentiality Agreement (defined below) and CSSE has agreed to be responsible to Crackle for any breach thereof by such Person) reasonable access to the books and records of Crackle during normal business hours throughout the period prior to the Closing Date for the purpose of facilitating the consummation of the transactions contemplated hereby; provided, however, that the foregoing shall not require Crackle (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Crackle would violate any of its obligations with respect to confidentiality, (b) to disclose information or materials protected by attorney client, attorney work product or other legally recognized privileges or immunity from disclosure, or (c) to take any action that could cause material disruption to the business of Crackle. In addition, other than individuals identified as “Clean Team Members” pursuant to that certain Clean Team Amendment to Confidentiality Agreement dated as of March 2, 2019 by and between CSSE and Sony Pictures Television Inc. (the “Clean Team Amendment”), and those individuals identified as “Employment Clean Team Members” pursuant to that certain Employment Clean Team Amendment to Confidentiality Agreement dated as of March 2, 2019 by and between CSSE and Sony Pictures Television Inc. (the “Employment Clean Team Amendment”), in no event shall CSSE have access, at any time prior to the Closing, to any information regarding pending or proposed transactions or Contracts or any related information where CSSE or an Affiliate of CSSE is or would reasonably be expected to compete for the same transaction or Contract. All requests for information made pursuant to this Section 5.2(a) shall be directed to the Person or Persons designated by CPE in a notice given to CSSE, and all such information shall be governed by the terms of (i) that certain confidentiality agreement dated as of August 18, 2018 by and between Sony Pictures Television Inc. and CSSE, and (ii) that certain mutual confidentiality agreement dated October 12, 2018 by and between Sony Pictures Television Inc. and CSSE, each as amended by the Clean Team Amendment and the Employment Clean Team Amendment ((i) and (ii) the “Confidentiality Agreement”). In no event shall CSSE contact or speak to any of the owners, directors, officers, employees, users, clients, distributors, vendors, lessors, lenders or other business relations of Crackle without the prior written consent of such Person or Persons designated by CPE.

(b)          Subject to applicable Law, upon reasonable advance notice from CPE to CSSE, CSSE shall afford CPE’s and Crackle’s officers and other authorized representatives (in each case provided that such Person has agreed to be bound by the Confidentiality Agreement and CPE has agreed to be responsible to CSSE for any breach thereof by such Person) reasonable access to the books and records of CSSE during normal business hours throughout the period prior to the Closing Date for the purpose of facilitating the consummation of the transactions contemplated hereby; provided, however, that the foregoing shall not require CSSE (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of CSSE would violate any of its obligations with respect to confidentiality, (b) to disclose information or materials protected by attorney client, attorney work product or other legally recognized privileges or immunity from disclosure or (c) to take any action that could cause material disruption to the business of CSSE. In addition, in no event shall Crackle (other than individuals identified as “Clean Team Members” pursuant to the Clean Team Amendment and individuals identified as “Employment Clean Team Members” pursuant to the Employment Clean Team Amendment) have access, at any time prior to the Closing, to any information regarding pending or proposed transactions or Contracts or any related information where CPE, Crackle or an Affiliate of CPE or Crackle is or would reasonably be expected to compete for the same transaction or Contract. All requests for information made pursuant to this Section 5.2(b) shall be directed to the Person or Persons designated by CSSE in a notice given to CPE, and all such information shall be governed by the terms of the Confidentiality Agreement. In no event shall CPE or Crackle contact or speak to any of the owners, directors, officers, employees, users, clients, distributors, vendors, lessors, lenders or other business relations of CSSE without the prior written consent of such Person or Persons designated by CSSE.

Section 5.3           Efforts to Consummate; Certain Governmental Matters.

(a)          CPE and Crackle shall use their commercially reasonable efforts to obtain and to cooperate in obtaining the third-party consents identified on Annex Q-1 hereto (the “Required Crackle Third Party Consents”), including with respect to each of the agreements listed on Annex Q-1 under the heading “Platform Distribution Agreements” consent to the assignment of such agreement and/or the extension of the term of such agreement through the date indicated thereon, as applicable; provided that in connection with obtaining the third-party consent for assignment and/or extension of any such platform distribution agreement, it may be necessary for Crackle to agree to amend certain terms and conditions in the applicable agreement; provided, further, that Crackle will use commercially reasonable efforts (but will not, under any circumstances, be obligated to pay any money or provide any other thing of value) to maintain the existing commercial terms of the applicable agreement and will promptly notify CSSE of any such proposed amendment. CSSE shall use its commercially reasonable efforts to obtain and to cooperate in obtaining the third-party consents identified on Annex Q-2 hereto (the “Required CSSE Third Party Consents”). Each party shall obtain the foregoing approvals and consents at its own cost and expense.

(b)          The parties have determined that with respect to the transactions contemplated hereby no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Notwithstanding the foregoing, CSSE and Crackle, at their joint equal expense, shall respond as promptly as practicable to any Governmental Authority for information or documentation and to all inquiries and requests received from any Governmental Authority in connection with the transactions contemplated hereby.

(c)          CSSE and Crackle shall cooperate to take any and all steps that are commercially reasonable, proper, or advisable to avoid or eliminate each and every impediment and any proceeding instituted or threatened by a Governmental Authority or private party under Law that is asserted with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible, including opposing vigorously and fully any such challenge, promptly appealing any adverse decision or order by a Governmental Authority; provided that no Party nor any of its respective Affiliates shall be required to agree to the sale, divestiture or disposition of any assets or business (or otherwise taking or committing to take any action that limits the freedom of action with respect to, or its ability to retain, any businesses, assets, relationships, or contractual rights) in order to obtain any clearance under Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Legal Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.

(d)          Crackle and CSSE shall use their respective reasonable commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and applicable Law to satisfy the conditions to Closing, and to consummate and make effective the transactions contemplated hereby as soon as practicable.

(e)          Subject to applicable Law or except as prohibited by any Governmental Authority, CPE and CSSE each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any Required Regulatory Approvals or the Required Third-Party Consents for the timely consummation of transactions contemplated hereby and the Transaction Documents, and (ii) promptly furnishing the other with copies of material notices or other communications received by it from any third party or any Governmental Authority with respect to the transactions contemplated hereby; provided, however, that any such notices furnished by the parties to one another may be redacted to the extent necessary to comply with applicable Law or to protect information protected by the attorney-client privilege or other privilege or the attorney work product doctrine; and provided, further, that competitively sensitive information may be provided on an “outside attorneys only” basis. Neither CPE or Crackle, on the one hand, nor CSSE, on the other hand, shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

(f)          Subject to applicable Law and except as required by any Governmental Authority, neither CPE or Crackle, on one hand, nor CSSE, on the other hand, (i) shall enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned of delayed); or (ii) take any action that would be reasonably likely to prevent or materially delay the receipt of any Required Regulatory Approvals or Required Third-Party Consents.

(g)          Each party agrees that none of the other parties hereto shall have any liability whatsoever to such party arising out of or relating to the failure to obtain any Required Regulatory Approvals or Required Third-Party Consents or because of the termination of any Contract or Governmental Authorization as a result thereof or any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such approvals or consents or any such termination.

(h)          Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable commercial efforts, commercially reasonable efforts, reasonable best efforts or other standard of conduct pursuant to this Agreement, no party (nor any of their respective Affiliates) shall be required, in respect of any provision of this Agreement, to pay any fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors), commence or participate in any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

(i)          CSSE and CPE each agrees to provide such evidence, warranties and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third party whose consent or approval is sought in connection with the transactions contemplated hereby.

(j)          Within fifteen (15) days following delivery by Rosenfield & Co. or other auditors to CSSE of the final pro forma financial statements and financial statements for the Crackle VOD Business that are required to be filed under Item 9.01(b) of the amendment to the Current Report on Form 8-K required to be filed by CSSE with the SEC in connection with the transactions contemplated hereby (the “Required Crackle Financials”), CSSE shall file a preliminary proxy statement on Schedule 14A and notice of meeting with the SEC for a stockholders meeting at which, among other actions, CSSE shall propose that its stockholders approve, as required by the rules of the Nasdaq Stock Market, the exercisability of the CSSE Class III-B Warrants to the extent same would result in CPE holding more than 20% of CSSE’s outstanding common stock (the “Nasdaq Mandated Stockholder Approval”). CSSE shall promptly and timely respond to any and all comments issued by the SEC with respect to the preliminary proxy statement on Schedule 14A and shall thereafter promptly file a definitive proxy statement with the SEC and hold the stockholders meeting contemplated thereby within thirty (30) days of mailing such definitive proxy statement to the stockholders of CSSE. The board of directors of CSSE shall unanimously recommend in the proxy statement that its stockholders vote “FOR” the Nasdaq Mandated Stockholder Approval and the proxy statement shall note that CSS and its Affiliates have agreed to vote all of their Class A common stock and Class B common stock of CSSE “FOR” the Nasdaq Mandated Stockholder Approval pursuant to the Irrevocable CSS Proxy. Alternatively, upon receipt of the Required Crackle Financials, in lieu of calling and holding the stockholder meeting referred to above in this Section 5.3(j), CSSE may instead promptly, and in no event later than five (5) Business Days following receipt of the Required Crackle Financials, obtain the written consent of the holders of a majority of CSSE’s outstanding common stock approving the exercisability of the subject CSSE Class III-B Warrants and, in accordance with CSSE’s certificate of incorporation and bylaws and applicable Law (including the Delaware General Corporation Law), shall file a preliminary information statement on Schedule 14C with the SEC, promptly and timely respond to any and all comments issued by the SEC with respect thereto, and thereafter promptly file a definitive information statement on Schedule 14C notifying such stockholders of the approval of the Nasdaq Mandated Stockholder Approval and deliver same to its stockholders. CSSE shall give Crackle and its counsel and accountants the opportunity to participate in the preparation of the preliminary proxy statement on Schedule 14A, definitive proxy statement on Schedule 14A and/or information statement on Schedule 14C referred to above in this Section 5.3(j) (collectively, the “Statements”), or any amendment or supplement thereto. Crackle shall have the right to reasonably request that CSSE modify any information contained in a Statement, amendment and supplement thereto pertaining to Crackle and CSSE shall comply with such request; provided, however, that CSSE shall not have any obligation so to modify any information if doing so would cause the Statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CSSE acknowledges and agrees that the shares of Class A common stock and Class B common stock represented by the Irrevocable CSS Proxy will represent at least a majority of the outstanding common stock entitled to vote and required to approve the exercisability of the subject CSSE Class III-B Warrants.

Section 5.4           Interim Operational Covenants of Crackle. Except (A) as required by applicable Law or any Governmental Authority or Contract, (B) as otherwise contemplated hereby, or (C) as CSSE may consent, which consent shall not unreasonably be withheld, conditioned or delayed, during the period from the date hereof until the Closing Date:

(a)          Crackle shall use commercially reasonable efforts to conduct the Crackle VOD Business in the ordinary course. Notwithstanding the foregoing, in the event that a Crackle Material Adverse Effect occurs as a result of actions or omissions that Crackle would have been expected to take (or omit taking) in light of the competitive position and financial resources of Crackle, Crackle, in its reasonable discretion, may respond to such Crackle Material Adverse Effect by taking actions to remedy the Crackle Material Adverse Effect (and shall also promptly provide CSSE with notice of such actions, which notice shall describe such actions with reasonable particularity).

(b)          Crackle shall not, with respect to the Crackle VOD Business or the Crackle Contributed Assets, or to the extent it will affect the JV Entity post-Closing, and except as otherwise permitted pursuant to the terms of this Agreement:

(i)          terminate, enter into, establish, adopt, or materially amend any Benefit Plan or employment agreement, or materially increase the compensation of any of its Employees, other than, in any such case, (w) to the extent paid in cash prior to Closing, (x) in the ordinary course of business or to comply with applicable Laws, (y) in the case of new hires or promotions or (z) as required by any Benefit Plan or employment agreement in effect as of the date hereof;

(ii)         make any change in its material Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(iii)        pledge, encumber or transfer any of its material assets, other than licenses and other transactions in the ordinary course of business; or

(iv)        enter into any Contract with respect to any of the foregoing.

Section 5.5           Interim Operational Covenants of the CSSE VOD Business. Except (A) as required by applicable Law or any Governmental Authority or Contract, (B) as otherwise contemplated hereby, including the Required Distribution, (C) as CPE may consent, which consent shall not unreasonably be withheld, conditioned or delayed, or (D) tax distributions, during the period from the date hereof until the Closing Date:

(a)          CSSE shall use commercially reasonable efforts to conduct the CSSE VOD Business in the ordinary course. Notwithstanding the foregoing, in the event that a CSSE Material Adverse Event occurs as a result of actions or omissions that CSSE would have been expected to take (or omit taking) in light of the competitive position and financial resources of CSSE, CSSE, in its reasonable discretion, may respond to such CSSE Material Adverse Event by taking actions to remedy the (and shall also promptly provide CPE with notice of such actions, which notice shall describe such actions with reasonable particularity).

(b)          CSSE shall not, with respect to the CSSE VOD Business or the CSSE Contributed Assets, and except as otherwise permitted pursuant to the terms of this Agreement:

(i)          make any change in its material Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(ii)         pledge, encumber or transfer any of its material assets, other than licenses and other transactions in the ordinary course of business; or

(iii)        enter into any Contract with respect to any of the foregoing.

Section 5.6           Public Disclosure; Confidentiality.

(a)          Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law (including any filing and disclosure requirements under the rules and regulations of the SEC, which CPE and Crackle shall be entitled to review and approve prior to any such filing, not to be unreasonably withheld, conditioned or delayed), from and after the date hereof, no party shall make any press release or similar public announcement or public communication relating to this Agreement unless specifically approved in advance by CSSE, Crackle and CPE, which approval shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement will prohibit any advisor to Crackle from issuing or causing publication following the Closing of any tombstone or similar advertisement in customary form; provided, that no such tombstone or similar advertisement shall contain information regarding the value of cash and non-cash consideration paid to the parties pursuant to the terms of this Agreement.

(b)          From and after the date hereof, each of CSSE, Crackle and CPE shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Transaction Documents, the negotiations relating thereto, and all confidential or proprietary information of the other party acquired by a party pursuant to or in the course of fulfilling its obligations under the Transaction Documents (collectively, the “Confidential Information”) except (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain the regulatory approvals or third party consents, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) to the extent required by applicable Law (including any filing and disclosure requirements under the rules and regulations of the SEC), (iv) as made public prior to the date hereof by either party not in violation of this Agreement and (v) each of CSSE, Crackle and CPE may disclose such information to such Person’s equity holders (other than public equity holders) or Affiliates, and their respective Representatives but subject to the provisions of the Confidentiality Agreement.

(c)          The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.7           Exclusive Dealing.

(a)          During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither Crackle, CPE, nor any Affiliate thereof, nor any director, officer, manager, equity holder or employee of the foregoing, shall take any action to encourage, initiate or engage in discussions or negotiations with any Person, nor shall any of the foregoing make, consider or accept any offer (other than from CSSE and its Affiliates and Representatives), concerning any sale, license, pledge or transfer of the Crackle Contributed Assets, the Crackle VOD Business or Crackle (other than assets sold in the ordinary course of business), including, without limitation, by way of merger, purchase of stock, purchase of assets, tender offer or consolidation. Notwithstanding the foregoing, the parties acknowledge and agree that nothing in this Section 5.7(a) shall in any way limit the right of CPE, or any Affiliate of CPE (other than Crackle), or any division of CPE or any Affiliate of CPE (other than Crackle), from pursuing any merger, consolidation, license, pledge, or sale of all or a substantial portion of its assets or equity, or any similar transaction, whether or not such proposed transaction would result indirectly in the sale and transfer in such transaction of the Crackle VOD Business or the Crackle Contributed Assets.

(b)          During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither CSSE or any Affiliate thereof, nor any director, officer, manager, equity holder or employee of the foregoing, shall take any action to encourage, initiate or engage in discussions or negotiations with any Person, nor shall any of the foregoing make, consider or accept any offer (other than from CPE and its Affiliates and Representatives), concerning any sale, license, pledge or transfer of the CSSE Contributed Assets or the CSSE VOD Business (other than assets sold in the ordinary course of business), including, without limitation, by way of merger, purchase of stock, purchase of assets, tender offer or consolidation. Notwithstanding the foregoing, the parties acknowledge and agree that nothing in this Section 5.7(b) shall in any way limit the right of CSSE or any Affiliate of CSSE from pursuing any merger, consolidation, license, pledge, or sale of all or a substantial portion of its assets (other than a direct sale by CSSE of the CSSE Contributed Assets) or equity, or any similar transaction, whether or not such proposed transaction would result indirectly in the sale and transfer in such transaction of the CSSE VOD Business or the CSSE Contributed Assets.

Section 5.8            [Reserved].

Section 5.9           CPE Access to Records and Employees after Closing.

(a)          For a period of six (6) years after the Closing Date, regardless of whether it is a member of the JV Entity, CPE and its Representatives shall have reasonable access to all of the books and records of the JV Entity that comprise a portion of the Crackle Contributed Assets, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of Crackle or the Crackle Contributed Assets prior to the Closing Date, including the preparation of CPE’s or Crackle’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Legal Proceedings, and any other reasonable need of CPE to consult such books and records. Such access shall be afforded by the JV Entity upon receipt of reasonable advance notice and during normal business hours. If any such books or records, or any other documents which CPE has the right to have access to pursuant to this Section 5.9(a) are produced by the JV Entity or its Affiliates, to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), the JV Entity shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by CPE concurrently with the production of such books, records and/or documents. In addition, if the JV Entity or its Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such six (6) year period, the JV Entity shall, prior to such disposition, give CPE a reasonable opportunity to segregate and remove such books and records as CPE may select. The JV Entity shall provide to CPE or any of its Representatives so requesting, reasonable assistance, at CPE’s expense, by providing employees of the JV Entity to act as witnesses and preparing documents, reports and other information requested by CPE or such Representative in support of the activities described in this Section 5.9(a).

(b)          CPE may retain copies of any Contracts, documents or records of Crackle: (i) for archival purposes, (ii) which relate to properties or activities of CPE, (iii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes. The JV Entity shall promptly forward to CPE (and shall not review to the extent possible) any telephone calls and any email, facsimile or other communication that the JV Entity receives that is intended for CPE.

Section 5.10         CSSE Access to Records and Employees after Closing.

(a)          For a period of six (6) years after the Closing Date, regardless of whether it is a member of the JV Entity, CSSE and its Representatives shall have reasonable access to all of the books and records of the JV Entity that comprise a portion of the CSSE Contributed Assets, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of CSSE or the CSSE Contributed Assets prior to the Closing Date, including the preparation of CSSE’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Legal Proceedings, and any other reasonable need of CSSE to consult such books and records. Such access shall be afforded by the JV Entity upon receipt of reasonable advance notice and during normal business hours. If any such books or records, or any other documents which CSSE has the right to have access to pursuant to this Section 5.10(a) are produced by the JV Entity or its Affiliates to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), the JV Entity shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by CSSE concurrently with the production of such books, records and/or documents. In addition, if the JV Entity or any of its Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such ten (10) year period, the JV Entity shall, prior to such disposition, give CSSE a reasonable opportunity to segregate and remove such books and records as CSSE may select. The JV Entity shall provide to CSSE or any of its Representatives so requesting, reasonable assistance, at CSSE’s expense, by providing employees of the JV Entity to act as witnesses and preparing documents, reports and other information requested by CPE or such Representative in support of the activities described in this Section 5.10(a).

(b)          CSSE may retain copies of any Contracts, documents or records of CSSE: (i) for archival purposes, (ii) which relate to properties or activities of CSSE, (iii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes. The JV Entity shall promptly forward to CSSE (and shall not review to the extent possible) any telephone calls and any email, facsimile or other communication that the JV Entity receives that is intended for CSSE.

Section 5.11         Employment Matters.

(a)          At Closing, Crackle shall facilitate the transfer and the employment by the JV Entity of the Employees employed by Crackle, CPE or another Affiliate thereof that are providing services in connection with the Crackle VOD Business, all of which are set forth on Schedule 5.11(a) (“Existing Crackle Employees”), and the JV Entity shall (i) assume, and thereafter perform, all obligations of Crackle (or its applicable Affiliate) under each Employment Agreement Employee’s employment agreement (each, a “Crackle Employment Agreement”), and (ii) offer to each Existing Crackle Employee not party to an employment agreement at Closing (an “Other Employee”), effective as of Closing, terms and conditions of employment, including with respect to location, role, position, and base pay that are substantially equivalent in terms of location, role, position, and base pay as was provided by Crackle or any of its Affiliates to Existing Employees immediately prior to Closing (“Substantially Similar Terms”); provided, however, that the JV Entity may offer any such Other Employee terms and conditions of employment which are lesser than Substantially Similar Terms, but in the event that such Other Employee does not accept such employment offer, he or she shall be deemed to have been terminated by the JV Entity without cause (a “JV Terminated Employee”), and the JV Entity shall have the liability for (or reimburse Crackle for, as the case may be) payment of severance (in accordance with the JV Entity Severance Policy) and provision of related benefits to such JV Terminated Employee. The offer of employment required by this Section 5.11(a) shall be delivered to each Other Employee by CSSE on behalf of the JV Entity in writing prior to the Closing Date and shall be conditioned upon and effective at Closing. Prior to the delivery of the employment offer to the Other Employees, CSSE shall provide to Crackle for its reasonable and timely review a draft of the form of offer of employment to be made to such employees. Each Employment Agreement Employee shall be notified in writing by Crackle of the transfer of his or her Crackle Employment Agreement prior to the Closing Date, which transfer shall be conditioned upon and effective at Closing. Each Other Employee who accepts the JV Entity’s offer of employment, and each Employment Agreement Employee whose employment agreement is transferred to the JV Entity at Closing, shall be referred to herein as a “Transferred Employee.” After the date hereof, CPE and Crackle shall promptly provide to CSSE all information requested by CSSE that is or will be reasonably necessary for the JV Entity to comply with its obligations with respect to the Transferred Employees under this Section 5.11(a) and the other provisions of this Section 5.11. Such obligations include, without limitation, those arising under the Older Workers Benefit Protection Act and information that must be supplied when any terminated employees are part of a reduction in force.

(b)          For purposes of any notice, retention, severance, retrenchment or termination of any benefit plan, program, policy, agreement or arrangement, the parties to this Agreement intend that the transactions contemplated by this Agreement shall not constitute a severance of employment of any Existing Crackle Employee or Transferred Employee prior to or upon the consummation of the transactions contemplated hereby, so that (i) Transferred Employees will be offered continuous and uninterrupted employment immediately before, during and immediately following the Closing, and (ii) Existing Crackle Employees who received an offer of employment which contained Substantially Similar Terms but who rejected such offer will be offered continuous and uninterrupted employment after closing with Crackle (or an Affiliate thereof) or terminated by Crackle (or an Affiliate thereof), at its sole expense, and in its sole discretion. The JV Entity shall retain and be solely responsible for all liabilities in respect of claims made by any Transferred Employee or JV Terminated Employee for any notice, retention, severance, retrenchment, termination pay or other benefits arising from any action or inaction of the JV Entity after Closing (including claims for constructive dismissal, termination indemnities, any damages arising from a breach of such Transferred Employee’s employment contract, and any payments required to be made under any applicable law in respect of the termination of the Employee’s employment). Crackle similarly shall be responsible for all such liabilities in respect to Existing Crackle Employees who received an offer of employment which contained Substantially Similar Terms and who rejected such offer.

(c)          Effective as of the Closing, subject to Section 5.11(c), below, each Transferred Employee shall cease to actively participate in (including eligibility to contribute to) and accrue benefits under all Crackle Benefit Plans. After the Closing Date, the JV Entity shall cooperate with Crackle to provide each other with such current information regarding the Transferred Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under any applicable Benefit Plans that continue to be maintained by CPE or Crackle or any of their Affiliates.

(d)          [Reserved].

(e)          For all purposes (including purposes of vesting, eligibility to participate and level of benefits, but excluding defined benefit pension plans) under the employee benefit plans pursuant to which the JV Entity provides benefits to any Transferred Employee after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with the JV Entity, to the same extent as such Transferred Employee was entitled, before the Closing, to credit for service with Crackle under any similar Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing; provided, however, the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the JV Entity shall use best efforts to ensure that (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing coverage under a Benefit Plan in which such Transferred Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, the JV Entity shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans in which such employee participated immediately prior to the Closing. The JV Entity shall cause eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under the New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(f)          With respect to Existing Crackle Employees:

(i)          Crackle shall retain the obligation to provide health continuation coverage required by Section 4980B of the Code (“COBRA”) under a Benefit Plan with respect to any Employee and his or her “qualified beneficiaries” (as defined in Section 4980B(g)(1) of the Code) who experience a “qualifying event” (as defined in Section 4980B(f)(3) of the Code) prior to the Closing Date, and the JV Entity shall assume the obligation to provide health continuation coverage required by COBRA under a New Plan with respect to any Transferred Employee or JV Terminated Employee and his or her qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) who experience a “qualifying event” (as defined in Section 4980B(f)(3) of the Code) on or after the Closing Date.

(ii)         Effective on the Closing Date, the JV Entity shall provide to the Transferred Employees the right to participate in a tax-qualified “401(k)” plan sponsored, established or maintained by the JV Entity (the “JV Entity 401(k) Plan”). Each Transferred Employee who, prior to the Closing, participated in a 401(k) plan sponsored or maintained by Crackle or any of its Affiliates (the “Crackle 401(k) Plan”) shall be given the opportunity by Crackle as soon as administratively practicable after the Closing Date to receive a distribution of his or her account balance under the Crackle 401(k) Plan (in cash, but also including any promissory notes for associated participant loans) and by the JV Entity to elect to roll over such account into the JV Entity 401(k) Plan.

(g)          The JV Entity shall assume and honor under substantially equivalent terms to those currently provided by Crackle, all vacation, sick leave and other personal time off accrued and unused as of the Closing of each Transferred Employee. Thereafter, such accrued and unused time shall be subject to the vacation, sick leave and other personal time-off policies of the JV Entity applicable to the respective Transferred Employee, consistent with this Section 5.11.

(h)          Crackle and its Affiliates shall be solely responsible for workers’ compensation obligations by or with respect to any Transferred Employee that are incurred prior to the Closing and the JV Entity and its Affiliates (excluding Crackle) shall be solely responsible for workers’ compensation by or with respect to any Transferred Employee that are incurred on or after the Closing. Crackle also shall be responsible for such post-Closing obligations regarding Existing Crackle Employees who received an offer of employment which contained Substantially Similar Terms and who rejected such offer. For purposes of this Section 5.11(h) a workers’ compensation claim shall be considered incurred before the Closing if the injury or condition giving rise to the claim occurs before the Closing. Crackle acknowledges and agrees that, unless otherwise provided under applicable Law, Benefit Plans that provide group health benefits shall be solely responsible for health benefit claims incurred by Transferred Employees before the Closing and JV entity shall be responsible for all health benefit claims incurred by Transferred Employees on or following Closing. A health benefit claim shall be considered incurred before the Closing if rendering of the health service occurs before Closing.

(i)          Notwithstanding anything to the contrary contained herein, at Closing, the JV Entity shall adopt a severance policy (the “JV Severance Policy”) applicable to Existing Crackle Employees (including JV Terminated Employees and Transferred Employees) with respect to any termination of any such Existing Crackle Employee at Closing, or, in the case of Transferred Employees, at any time during the period commencing on the Closing Date and ending on the ninety first (91st) day following the Closing Date. The JV Severance Policy shall provide for severance benefits equivalent in value, including all payment obligations, to Crackle’s existing severance policy (inclusive of the payment of base salary, COBRA reimbursement and third party recruiting/placement services, but not bonuses); provided, however, the JV Severance Policy may provide that terminated Transferred Employees receive staggered severance payments rather than lump sum payments. The JV Entity shall reimburse CPE, or any Affiliate thereof, promptly upon written request therefore, for any COBRA provided to a JV Terminated Employee or a Transferred Employee under a Crackle Benefit Plan, or any other Benefit Plan maintained by CPE or any Affiliate thereof. The JV Severance Policy shall condition all payments and benefits on execution by any terminated Transferred Employee or JV Terminated Employee of a separation agreement and release in favor of the JV Entity, Crackle and CSSE, in form and substance reasonably satisfactory to counsel for the JV Entity. The form of separation agreement counsel for the JV Entity prepares will not reduce any payments or benefits that, pursuant to this Agreement, the JV Entity undertakes to offer to each contemplated Transferred Employee. The JV Entity Severance Policy shall not permit termination of severance payments to any terminated Transferred Employee or JV Terminated Employee because such employee finds other employment. Crackle shall remain responsible for payment to all Existing Crackle Employees of all year-end bonuses for the fiscal year ending March 31, 2019, and Crackle shall pay same as and when due and the same shall be payable in accordance with Crackle’s and its Affiliates’ internal policies. With respect to any Transferred Employee, the payment of such bonus shall be subject to his or her continued employment with the JV Entity through the date such payments are due.

(j)          In the event of a conflict between this Section 5.11 and any employee-related Benefit Plan, program, arrangement, contract or practice of the JV Entity, this Section 5.11 shall control.

Section 5.12         Tax Matters.

(a)          The parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The JV Entity, CPE, Crackle and CSSE shall retain all books and records with respect to their respective Tax matters relating to any taxable period beginning before the Closing Date until six (6) months after the expiration of the statute of limitations (and, to the extent notified by the JV Entity, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the parties shall furnish the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other party may have an indemnification obligation under this Agreement. Each party, upon request of another party, agrees to provide such other party with all information that either party may be required to report pursuant to the Code and all Treasury Regulations promulgated thereunder. Notwithstanding any provision of this Agreement, neither CPE and Crackle, on the one hand, nor CSSE, on the other hand, shall be required to disclose any consolidated, combined, unitary or similar income Tax Return of which it or its Affiliates is the common parent or any other information relating to Taxes or Tax Returns other than information relating solely to Crackle, the Crackle Contributed Assets, the Crackle Assumed Liabilities, or the Crackle VOD Business, in the case of CPE, and Crackle, and the CSSE Contributed Assets, the CSSE Assumed Liabilities, or the CSSE VOD Business, in the case of CSSE.

(b)          The JV Entity shall pay all transfer, documentary, sales, use, value-added, gross receipts, stamp, registration, or other similar transfer taxes (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement when due, and the JV Entity will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the other applicable parties hereunder will join in the execution of any such Tax Returns and other documentation. The parties hereto shall cooperate to minimize or avoid any such Transfer Taxes that might be imposed to the extent permitted by applicable Law.

(c)          Tax Prorations.

(i)          Any real property, personal property, or similar Taxes applicable to the Crackle Contributed Assets and the Crackle Assumed Liabilities for a taxable period that includes but does not end on the Closing Date shall be paid by Crackle or the JV Entity, as applicable, and such Taxes shall be apportioned between Crackle and the JV Entity based on the number of days in the portion of the taxable period that ends on and includes the Closing Date (the “Crackle Pre-Closing Apportioned Taxes”) and the number of days in the entire taxable period. Crackle shall pay to the JV Entity an amount equal to any such Taxes payable by the JV Entity which are attributable to the Crackle Pre-Closing Apportioned Taxes, and the JV Entity shall pay to Crackle an amount equal to any such Taxes payable by Crackle which are not attributable to the Crackle Pre-Closing Apportioned Taxes. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the JV Entity or Crackle if such Taxes are not identified by the JV Entity or Crackle on or prior to the Closing Date).

(ii)         Any real property, personal property, or similar Taxes applicable to the CSSE Contributed Assets and the CSSE Assumed Liabilities for a taxable period that includes but does not end on the Closing Date shall be paid by CSSE or the JV Entity, as applicable, and such Taxes shall be apportioned between CSSE and the JV Entity based on the number of days in the portion of the taxable period that ends on and includes the Closing Date (the “CSSE Pre-Closing Apportioned Taxes”) and the number of days in the entire taxable period. CSSE shall pay to the JV Entity an amount equal to any such Taxes payable by the JV Entity which are attributable to the CSSE Pre-Closing Apportioned Taxes, and the JV Entity shall pay to CSSE an amount equal to any such Taxes payable by CSSE which are not attributable to the CSSE Pre-Closing Apportioned Taxes. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the JV Entity or CSSE if such Taxes are not identified by the JV Entity or CSSE on or prior to the Closing Date).

(d)          For U.S. federal and applicable state and local income Tax purposes, Crackle, CSSE, the JV Entity, and their respective Affiliates, agree to treat the contributions of the Crackle Contributed Assets and the CSSE Contributed Assets as tax-deferred contributions. The Crackle Contributed Assets shall be contributed to the JV Entity in exchange for the Crackle JV Interest and the CSSE Contributed Assets shall be contributed to the JV Entity in exchange for the CSSE JV Interest, in each case, which Crackle, CSSE, the JV Entity, and their respective affiliates agree shall be treated as tax-deferred contributions pursuant to Section 721 of the Code (and any corresponding or similar provision of state, local, or foreign income Tax Law). CSSE is deemed to issue the Class I Warrants, the Class II Warrants, the Class III-A Warrants and the Class III-B Warrants as an inducement to CPE to enter into the transaction. Each of Crackle, CSSE, the JV Entity, and their respective affiliates agree to report, act, and file all Tax Returns in all respects and for all purposes in a manner consistent with this Section 5.12(d).

Section 5.13         Further Assurances.

(a)          After Closing and without additional consideration, (i) Crackle and CPE will execute and deliver to CSSE and the JV Entity such further instruments and certificates of conveyance and transfer as CSSE may reasonably request in order to more effectively convey and transfer the Crackle Contributed Assets from Crackle to the JV Entity; (ii) CSSE will execute and deliver to CPE and the JV Entity such further instruments and certificates of conveyance and transfer as CPE may reasonably request in order to more effectively convey and transfer the CSSE Contributed Assets from CSSE to the JV Entity; and (iii) each of the parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and the Transaction Documents and consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.

(b)          Without limiting the generality of Section 5.13(a), above, to the extent that, following Closing, CSSE and CPE mutually determine in good faith that:

(i)          any asset of Crackle that was intended to be transferred pursuant to this Agreement was not transferred on the Closing Date (such asset, an “Omitted Crackle Asset”), then, without additional consideration, Crackle will use commercially reasonable efforts (including with respect to procuring any required consent, waiver or approval of any Person) to promptly assign and transfer to the JV Entity all right, title and interest in such Omitted Crackle Asset; and

(ii)         any asset of CSSE that was intended to be transferred pursuant to this Agreement was not transferred on the Closing Date (such asset, an “Omitted CSSE Asset”), then, without additional consideration, CSSE will use commercially reasonable efforts (including with respect to procuring any required consent, waiver or approval of any Person), promptly assign and transfer to the JV Entity all right, title and interest in such Omitted CSSE Asset.

(c)          If, after the Closing, (i) the JV Entity or, (ii) solely with respect to determinations respecting the CSSE Contributed Assets, CPE, or (iii) solely with respect to determinations respecting the Crackle Contributed Assets, CSSE determines in good faith that any consent, approval or notice is required in connection with the transactions contemplated hereby that was not obtained or made, as applicable, at or prior to the Closing, then the parties hereto will cooperate and use commercially reasonable efforts to obtain or make, as applicable, such consent, approval or notice, and the party that would have been responsible for delivering such consent had same been identified prior to Closing shall pay all fees, costs or expenses incurred in connection therewith.

(d)          Without limiting the generality of Section 5.13(a), above, to the extent that, following Closing, CSSE and CPE mutually determine in good faith that:

(i)          any asset of Crackle that was not intended to be transferred pursuant to this Agreement was instead transferred on the Closing Date (such asset, an “Erroneous Crackle Asset”), or that any Assumed Crackle Liability which was intended to be assumed by the JV Entity pursuant to this Agreement was not effectively assumed (“Omitted Crackle Liability”) then, without additional consideration, the JV Entity will promptly assign and transfer back to Crackle (or, to the extent that Crackle has been liquidated or dissolved, to CPE) all right, title and interest in such Erroneous Crackle Asset or assume in all respects such Omitted Crackle Liability, as the case may be; and

(ii)         any asset of CSSE that was not intended to be transferred pursuant to this Agreement was instead transferred on the Closing Date (such asset, an “Erroneous CSSE Asset”), or that any Assumed CSSE Liability which was intended to be assumed by the JV Entity pursuant to this Agreement was not effectively assumed (“Omitted CSSE Liability”) then, without additional consideration, the JV Entity will promptly assign and transfer back to CSSE all right, title and interest in such Erroneous CSSE Asset or assume in all respects such Omitted CSSE Liability, as the case may be.

Section 5.14         [Reserved].

Section 5.15         Patent License.

(a)          As of the Closing Date, and conditioned upon the Closing, Crackle hereby grants to the JV Entity an exclusive, non-transferrable, perpetual, irrevocable, royalty-free license (the “Patent License Grant”), under each of the Excluded Patents to make, use, sell, and have made, used, and sold, products and services covered by a claim in an Excluded Patent. For the avoidance of doubt, Crackle and each of Crackle’s Affiliates do not grant any license to any other Patent. Furthermore, the Patent License Grant does not include any right to sublicense other than to contractors or third parties acting for and on behalf of the JV Entity.

(b)          Notwithstanding the other provisions of this Agreement, Crackle shall have the right to terminate the Patent License Grant upon written notice to the JV Entity if (i) the JV Entity Asserts any Patent Claim against Crackle or any of its Affiliates (or their, direct or indirect, customers, distributors, agents, and contractors), and (ii) the JV Entity does not withdraw or dismiss such Patent Claim within ten (10) court days following written notice thereof from Crackle or any of its Affiliates.

(c)          Notwithstanding the other provisions of this Agreement, Crackle shall have the right to terminate the Patent License Grant upon written notice to the JV Entity if the JV Entity challenges, or assists any third party in challenging, the validity or enforceability of any Excluded Patent or any claim of an Excluded Patent.

Section 5.16         Data Access. For so long as Crackle (together with its Affiliates) owns any of the Crackle JV Interest or any of the Common Units into which the Crackle JV Interest may be converted, or fifty percent (50%) or more of the shares of CSSE Preferred Shares into which the Crackle JV Interest may be converted (such period being the “User Data Sharing Period”), and subject to all applicable local, state, federal and international privacy laws and regulations as same are amended, modified, introduced or implemented from time to time, the JV Entity shall provide Crackle and its Affiliates with access to and a copy of all of the consumer user data generated or collected by the JV Entity. At or promptly following Closing, and during the User Data Sharing Period, the JV Entity shall adopt (subject to Crackle’s review and approval) and maintain appropriate privacy disclosure policies that allow for such sharing and use of same by Crackle and its Affiliates as contemplated hereby, including as may be necessary under Applicable Privacy Laws or otherwise advisable, by updating the JV Entity’s privacy policies to disclose such sharing to end users and to obtain end user consent to such sharing. The JV Entity hereby grants Crackle and its Affiliates a perpetual, royalty-free license to use, copy and store all consumer user data provided by the JV Entity to Crackle during the User Data Sharing Period, and to combine such data with other data, for all lawful commercial purposes, including marketing and advertising.

Section 5.17         Additional Registration Rights. It is acknowledged and agreed by CSSE that under the terms of the JV Operating Agreement, Crackle may elect to convert the Crackle JV Interest into CSSE Preferred Shares. In the event Crackle elects to convert the Crackle JV Interest into CSSE Preferred Shares, it is agreed that Crackle shall have the registration rights set forth in the Registration Rights Agreement.

Section 5.18         Crackle Wind-Down Period. During the ninety (90) Business Day period following the Closing Date (the “Crackle Wind-Down Period”), subject to the terms of this Section 5.18, Crackle shall use commercially reasonable efforts, at its sole election, with respect to each Crackle Subsidiary, to either (a) initiate the process to cause such Person to change its registered name in each of its jurisdictions of formation and qualification to names that do not include the word “Crackle”, or (b) cause such Person to commence winding-up, liquidating, and dissolving. On or before the last day of the Crackle Wind-Down Period, each Crackle Subsidiary shall use commercially reasonable efforts to remove, or cause the removal of, all references to the Crackle trademark or logo from all assets (including all websites and marketing materials) of it and its Affiliates. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) neither Crackle nor any Affiliate of Crackle shall be obligated to remove the Crackle trademark or logo from any video content comprising part of the Originals Business if such video content existed, and bore the Crackle trademark or logo, as of the Closing Date and (ii) no Person shall be obligated to remove the Crackle trademark or logo from any merchandise or products if and to the extent such merchandise or products were in existence as of the Closing Date. The JV Entity hereby covenants and agrees that it shall not contest Crackle’s and its Affiliates’ right to use the Crackle trademark or logo pursuant to and in accordance with this Section 5.18.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1           Conditions to Mutual Obligations. The respective obligations of the parties to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)          Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(b)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or Order (whether temporary, preliminary or permanent) that prohibits or makes illegal the consummation of the transactions contemplated hereby and such statute, rule, regulation, judgment, decree, injunction or other order is in effect.

Section 6.2           Conditions to Obligations of CSSE. The obligations of CSSE to consummate the Closing are also subject to the satisfaction or waiver by CSSE in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of CPE set forth in ARTICLE 2 and ARTICLE 3 shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          Performance of Obligations. CPE and Crackle shall have performed or caused to be performed in all material respects all obligations that are required to be performed by them at or prior to the Closing Date.

(c)          Officer’s Certificate. CSSE shall have received from Crackle a certificate of an authorized officer of Crackle certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)          Crackle Material Adverse Effect. Since the date hereof, no Crackle Material Adverse Effect shall have occurred.

(e)          Consents. The Required Third-Party Consents relating to the Crackle Contributed Assets shall have been obtained.

Section 6.3           Conditions to Obligations of CPE and Crackle. The obligations of CPE and Crackle to consummate the Closing are also subject to the satisfaction or waiver by CPE in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of CSSE set forth in ARTICLE 4 shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          Performance of Obligations. CSSE shall have performed in all material respects all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Officer’s Certificate. CPE shall have received from CSSE a certificate of an authorized officer of CSSE certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)          CSSE Material Adverse Effect. Since the date hereof, no CSSE Material Adverse Effect shall have occurred.

(e)          Consents. The Required Third-Party Consents relating to the CSSE Contributed Assets shall have been obtained.

Section 6.4           Frustration of Closing Conditions. No party may rely upon the failure of any condition set forth in this Section 6.4 to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply in any material respect with its obligations hereunder.

Section 6.5           Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 6.5 that was not satisfied as of the Closing shall be deemed to be have been waived as of and from the Closing.

ARTICLE 7

INDEMNIFICATION

Section 7.1           Survival.

(a)          The representations and warranties contained herein or in any certificate delivered by a party at the Closing pursuant hereto shall survive the Closing and will continue in full force and effect for a period from the date hereof until the first (1st) anniversary of the Closing (the “General Survival Date”); provided, however, that the representations and warranties contained in Section 2.1 (Authority and Enforceability), Section 3.1 (Organization and Power), Section 3.2 (Authority and Enforceability), Section 3.9 (Taxes), Section 3.23 (Brokers’ Fees), Section 4.1 (Organization and Power), Section 4.2 (Authority and Enforceability), Section 4.8 (Taxes), and Section 4.22 (Brokers’ Fees), (collectively, the “Fundamental Representations”) shall survive the Closing and will continue in full force and effect for a period from the date hereof until the date that is the earlier of (i) five (5) years from the Closing Date and (ii) the date of the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive), except that the representations and warranties contained in Section 3.9 (Taxes) and Section 4.8 (Taxes) shall survive and continue until six (6) months after the date of the expiration of the applicable statute of limitations (all of the foregoing the “Fundamental Survival Date”; the General Survival Date or the Fundamental Survival Date, as applicable, each a “Survival Date”). None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(b)          No Indemnified Person shall be entitled to make any claim in respect of any representation, warranty, covenant or agreement after the expiration of its applicable Survival Date, except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Date in accordance with the provisions hereof with respect to Losses incurred prior thereto shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of such breach or inaccuracy (which notice shall describe the applicable breach or inaccuracy in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Indemnified Person in connection therewith) to the party to provide indemnity prior to the applicable Survival Date.

Section 7.2           Indemnification by CPE. Subject to the terms of this Section 7.2, from and after the Closing, CPE shall indemnify CSSE, its Affiliates (including the JV Entity) and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “CSSE Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a CSSE Indemnified Person resulting from or arising out of:

(a)          any breach or inaccuracy of any representation or warranty made by CPE in this Agreement or in any certificate delivered by CPE at the Closing pursuant hereto;

(b)          any breach of any covenant or agreement (if to be performed following the Closing) of CPE or Crackle contained in this Agreement;

(c)          any claim against a CSSE Indemnified Person arising under the federal WARN Act or the California WARN Act (collectively, “WARN Liability”) if the CSSE Indemnified Person incurs such WARN Liability as a result of a termination or terminations by Crackle or CPE of an Existing Crackle Employee on or after the Closing Date, or within ninety-one (91) days prior to the Closing Date (each a “CPE Termination); and

(d)          any Taxes with respect to Crackle, the Crackle Contributed Assets or the Crackle VOD Business for any Pre-Closing Tax Period; and

(e)          any Excluded Crackle Liabilities.

Section 7.3           Indemnification by CSSE. Subject to the terms of this Section 7.3, from and after the Closing, CSSE shall indemnify CPE and its Affiliates (excluding NMS) and the JV Entity, and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “CPE Indemnified Persons” and with the CSSE Indemnified Persons, the “Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a CPE Indemnified Person resulting from or arising out of:

(a)          any breach or inaccuracy of any representation or warranty made by CSSE in this Agreement or in any certificate delivered by CSSE at the Closing pursuant hereto;

(b)          any breach of any covenant or agreement (if to be performed following the Closing) of CSSE or the JV Entity contained in this Agreement;

(c)          any claim against a CPE Indemnified Person for WARN Liability if the CPE Indemnified Person incurs such WARN Liability solely as a result of a JV Entity termination or terminations on or after the Closing Date without taking into account any act or omission of any other person or entity;

(d)          any misclassification of an independent contractor included within the CSSE Contributed Assets (whether incurred in connection with such independent contractor’s misclassification prior to or after the Closing Date);

(e)          any amounts owed by the JV Entity pursuant to Section 1.2(c) that remain unpaid when due thereunder;

(f)          any Taxes with respect to the CSSE Contributed Assets or the CSSE VOD Business for any Pre-Closing Tax Period; and

(g)          any CSSE Excluded Liabilities.

Section 7.4           Limitations on Indemnification.

(a)          CPE shall have no liability pursuant to Section 7.2(a) (i) with respect to Losses for an individual claim if the amount of such Losses do not exceed two hundred and fifty thousand Dollars ($250,000), (ii) except to the extent the aggregate amount of Losses indemnifiable pursuant to such Section exceeds seven hundred and fifty thousand Dollars ($750,000) (the “Basket”), and then only in respect of such excess and subject to the other limitations herein provided; provided, however, that such limitation shall not apply to any breach or inaccuracy of any Fundamental Representation or breach or inaccuracy of any representation or warranty based on Fraud by CPE, and (iii) in an aggregate amount greater than (A) Four Million Dollars ($4,000,000), or (B) solely resulting from a breach or inaccuracy of any Fundamental Representation, Twenty Million Dollars ($20,000,000); provided, however, that no such limitations shall apply to any breach or inaccuracy of any representation or warranty based on Fraud by CPE. CPE shall not have liability under this Agreement in an aggregate amount greater than Twenty Million Dollars ($20,000,000).

(b)          CSSE shall have no liability pursuant to Section 7.2(b) (i) with respect to Losses for an individual claim if the amount of such Losses do not exceed two hundred and fifty thousand Dollars ($250,000), (ii) except to the extent the aggregate amount of Losses indemnifiable pursuant to such Section exceeds the Basket, and then only in respect of such excess and subject to the other limitations herein provided; provided, however, that such limitation shall not apply to any breach or inaccuracy of any Fundamental Representation or breach or inaccuracy of any representation or warranty based on Fraud by CSSE, and (iii) in an aggregate amount greater than (A) Four Million Dollars ($4,000,000), or (B) solely resulting from a breach or inaccuracy of any Fundamental Representation, Twenty Million Dollars ($20,000,000); provided, however, that no such limitations shall apply to any breach or inaccuracy of any representation or warranty based on Fraud by CSSE.

Section 7.5           Further Limitations.

(a)          For all purposes of this Section 7.5, “Losses” shall be net of any amounts paid or payable to an Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Person shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies.

(b)          If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(c)          Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(d)          Each Indemnified Person shall use its reasonable commercial efforts to mitigate any indemnifiable Loss, and in the event that it fails to so mitigate an indemnifiable Loss, the Indemnifying Person shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

(e)          The covenants of a party contained in this Agreement may not be used to circumvent the negotiated limitations (e.g., knowledge qualifiers, materiality standards, dollar thresholds, survival periods and the like) contained in the representations and warranties and procedures with respect to the recovery by Indemnified Persons on account of the breach of such representations or warranties.

(f)          For the purpose of clarity, even if a representation and warranty of CPE (with respect to the Crackle VOD Business) or CSSE (with respect to the CSSE VOD Business) is not accurate by reason of any means, methods, practices, processes or other manner by which such party operated its business prior to the Closing, such party (as applicable) will not be responsible for post-Closing liabilities arising from operating the JV Entity by using the same means, methods, practices, processes or other manner.

(g)          In lieu of making a cash indemnity payment to any CSSE Indemnified Person pursuant to Section 7.2, notwithstanding anything set forth in this ARTICLE 7, CPE shall have the right to elect, within two (2) Business Days of the date that such payment obligation first becomes established, in its sole and absolute discretion, to:

(i)          during the period commencing on the Closing Date and ending on the date on which Crackle exercises its Put Option or Conversion Right (as each such term is defined in the JV Operating Agreement), cause the JV Entity to cancel a number of Preferred Units held by Crackle equal to the amount of the indemnification payment owed by CPE to such CSSE Indemnified Person, divided by a price per Preferred Unit of One Thousand Dollars ($1,000);

(ii)         following the end of the Exercise Period, if Crackle has exercised its Put Option (as such term is defined in the JV Operating Agreement) and received CSSE Preferred Shares, or Crackle has received CSSE Preferred Shares in the Crackle Refund, cause CSSE to cancel a number of shares of CSSE Preferred Shares held by Crackle equal to the amount of the indemnification payment owed by CPE to such CSSE Indemnified Person, divided by a price per share of Twenty Five Dollars ($25); and

(iii)        following the end of the Exercise Period, if Crackle has exercised its Conversion Option, and received Common Units, cause the JV Entity to cancel a number of Common Units held by Crackle equal to the amount of the indemnification payment owed by CPE to such CSSE Indemnified Person, divided by a price per Conversion Unit equal to such Conversion Unit’s Fair Market Value (as defined in the JV Operating Agreement).

Notwithstanding anything to the contrary, the rights afforded CPE under this clause (g) shall not apply to indemnity payments obligations arising from or related to breaches of Section 2.1 (Authority and Enforceability), Section 3.1 (Organization), Section 3.2 (Authority and Enforceability), or Section 3.23 (Brokers’ Fees).

(h)          Notwithstanding any other provision of this Agreement to the contrary, the Indemnified Persons shall have no right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Pre-Closing Tax Period, or (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date.

Section 7.6           Third-Party Claim Indemnification Procedures.

(a)          In the event that any written claim or demand for which a party (in such capacity, an “Indemnifying Person”) may have liability to any Indemnified Person hereunder is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall promptly, but in no event more than ten (10) days following such Indemnified Person’s receipt of a Third-Party Claim, notify the Indemnifying Person of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually prejudiced by such failure or as provided in Section 7.1. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(b)          In the event that the Indemnifying Person notifies the Indemnified Person that it elects to defend the Indemnified Person against a Third-Party Claim, the Indemnifying Person shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Person has made such election, the Indemnified Person shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Person’s expense. Whether or not the Indemnifying Person assumes the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent, not to be unreasonably withheld. If the Indemnifying Person assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim, the Indemnified Person shall agree to and cooperate fully with the Indemnifying Person in connection with any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may reasonably recommend pursuant to which (i) there is no finding or admission of any violation of Law or Contract by the Indemnified Person, and (ii) the sole relief provided to the Third Party is monetary damages that are paid in full by (A) insurance, and/or (B) the Indemnifying Person to the extent that the Indemnifying Person is liable in connection with such Third-Party Claim.

(c)          The Indemnified Person and the Indemnifying Person shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnifying Person shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 7.7           Direct Claim Indemnification Procedures.

(a)          Each Indemnified Person shall assert any claim on account of any Losses as to which an Indemnifying Person may have liability hereunder, and which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person written notice thereof reasonably promptly. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person; provided, however, that the failure to timely give such notice shall not affect the rights of an Indemnified Person hereunder (i) unless such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Person with respect to such Direct Claim or on the Indemnifying Person’s ability to mitigate such Direct Claim, (ii) unless the indemnification obligations are materially increased as a result of such failure or (iii) as provided in Section 7.1.

(b)          In the event the JV Entity has the right to assert a Direct Claim pursuant to Section 7.2 or Section 7.3, then notwithstanding anything set forth in the JV Operating Agreement, the Member (as such term is defined in the JV Operating Agreement) who is not the Indemnifying Person with respect to such Direct Claim shall have the right to control all decisions of the JV Entity with respect to such Direct Claim, including the assertion and resolution thereof.

(c)          In the event the JV Entity has the right to assert a Direct Claim against an Indemnifying Person which Direct Claim arises from or relates to Crackle or CSSE’s failure to contribute any of the Crackle Contributed Assets or the CSSE Contributed Assets as contemplated by Section 1.1(a) or by Section 1.1(d) and Annex H hereof, as applicable, then such Indemnifying Person shall be able to satisfy such indemnification obligation to the JV Entity by contributing, or causing the contribution of, to the JV Entity, any such additional Crackle Contributed Assets or CSSE Contributed Assets (or replacement assets, as permitted by and in compliance with Annex H).

Section 7.8           Investigation by Indemnifying Persons. In connection with any claim pursuant to this ARTICLE 7:

(a)          The Indemnified Person shall allow the Indemnifying Person and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.

(b)          The Indemnified Person shall disclose to the Indemnifying Person all materials of which such Indemnified Person is aware which relate to the claim and shall, and shall cause such Indemnified Person’s Affiliates and Representatives to, provide such information and assistance as the Indemnifying Person or its financial, accounting or legal advisers shall reasonably request, including:

(i)          access to premises and personnel (including any employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Indemnifying Person); and

(ii)         the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records.

Section 7.9           Exclusive Remedy. From and after the Closing, the rights and remedies of CSSE, Crackle and CPE, and any Indemnified Persons under this ARTICLE 7 are exclusive and in lieu of any and all other rights and remedies which CSSE, Crackle or CPE, or any Indemnified Person, may have for breaches under this Agreement; provided, however, the foregoing shall not affect the rights, duties or obligations of any Person under any other Transaction Document.

ARTICLE 8

TERMINATION

Section 8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by written agreement of CSSE and CPE;

(b)          by CSSE or CPE, by giving written notice of such termination to the other party, on or after May 15, 2019 (the “Outside Date”), if the Closing shall not have occurred, prior to the Outside Date; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b) at any time during which such party is in material breach of its covenants in this Agreement;

(c)          by CSSE, if there has been a material violation or breach by Crackle or CPE of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date hereof) or of any covenant or agreement contained in this Agreement which, in either case, would prevent the satisfaction of or result in the failure of any condition to the obligations of CSSE at the Closing and such violation or breach has not been waived by CSSE or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured (if capable of cure) prior to the earlier to occur of (x) thirty (30) days after receipt by Crackle or CPE, as applicable, of written notice of such breach from CSSE and (y) the Outside Date; provided, however, that CSSE may not terminate this Agreement pursuant to this Section 8.1(c) at any time during which CSSE is in material breach of this Agreement; or

(d)          by CPE, if there has been a material violation or breach by CSSE of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date hereof) or covenant or agreement contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of CPE at the Closing and such violation or breach has not been waived by CPE or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured (if capable of cure) by CSSE prior to the earlier to occur of (x) thirty (30) days after receipt by CSSE of written notice of such breach from Crackle or (y) the Outside Date; provided, however, that CPE may not terminate this Agreement pursuant to this Section 8.1(d) at any time during which Crackle or a CPE is in material breach of this Agreement.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to the other party or their respective Affiliates, or their respective directors, officers, shareholders partners, members, attorneys, accountants, agents, representatives or employees or their heirs, successors and permitted assigns, except for the obligations of the parties contained in Section 5.6, this Section 8.2 and ARTICLE 9 (and any related definitional provisions set forth herein) (which provisions shall survive the termination of this Agreement), and except that nothing in this Section 8.2 shall relieve either party from liability for any willful breach of this Agreement that arose prior to such termination. For purposes of the preceding sentence, the failure of a party to comply with its obligations to consummate the Closing if and when required hereunder shall be deemed a willful breach of this Agreement if such failure is not cured (if capable of cure) within three (3) Business Days’ notice from the other party. The Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; provided, no email notice shall be deemed to have been given hereunder unless the sender has also hand delivered, delivered by courier or mailed a physical copy of the contents of such email in accordance with clauses (a), (b) and/or (d) of this Section 9.1; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

To CSSE:

Chicken Soup for the Soul Entertainment, Inc.
132 E. Putnam Avenue, Floor 2
Cos Cob, Connecticut 06807
Attention: Mr. William J. Rouhana, Jr.
Email: wrouhana@chickensoupforthesoul.com

With a copy (which shall not constitute notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention: David Alan Miller, Esq., and Brian L. Ross, Esq.
Email: dmiller@graubard.com; bross@graubard.com

To Crackle or CPE:

Crackle, Inc.

10202 W. Washington Blvd.

Culver City, CA 90232

Attention: John Fukunaga

E-mail: john_fukunaga@spe.sony.com

and

Sony Pictures Entertainment Inc.

10202 W. Washington Blvd.

Culver City, CA 90232

Attention: Leah Weil

E-mail: leah_weil@spe.sony.com

With copies (which shall not constitute notice) to:

Sheppard Mullin
1901 Avenue of the Stars
Suite 1600
Los Angeles, CA 900
Attention: Linda Michaelson
Email: lmichaelson@sheppardmullin.com

Section 9.2           Entire Agreement. This Agreement (including all Schedules and Annexes hereto), the Confidentiality Agreement and the Transaction Documents contain the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor.

Section 9.3           Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by CSSE, Crackle and CPE, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.4           No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties and any purported assignment in violation of the foregoing shall be null and void ab initio; provided, however, that each of CSSE and CPE shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more of its Affiliates or (b) for collateral security purposes to any lender providing financing to CSSE or CPE (as applicable). No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder. Except as expressly set forth herein, in Section 5.7, Section 5.11(j), or ARTICLE 7, nothing in this Agreement, express or implied, is intended to confer upon any Person other than CSSE, Crackle, CPE and the JV Entity, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.

Section 9.5           Expenses.

(a)          During the period commencing on the first anniversary of the Closing Date and ending on the date on which Crackle exercises its Put Option or Conversion Right (as each such term is defined in the JV Operating Agreement), as applicable, the JV Entity shall, upon (and no later than three (3) Business Days following) Crackle’s written request therefor, refund (the “Crackle Refund”) CPE and Crackle’s reasonable, documented, third-party expenses incurred in connection with the transactions contemplated hereby (the “Refunded Amount”), up to a cap of Five Million Dollars ($5,000,000) (the “Refund Cap”). The Crackle Refund shall be paid to Crackle (a) in cash, (b)(i) if the Board reasonably determines that the JV Entity does not have sufficient cash available to make such cash payment and concurrently meet the JV Entity’s working capital needs, or (ii) upon Crackle’s election, in an amount of shares of CSSE’s Series A 9.75% perpetual preferred stock (the “CSSE Preferred Shares”) equal to the lesser of the Refunded Amount and the Refund Cap divided by Twenty-Five Dollars ($25), or (c) upon Crackle’s election, in any combination of cash and CSSE Preferred Shares equal to the lesser of the Refunded Amount and the Refund Cap. If Crackle is issued CSSE Preferred Shares pursuant to this Section 9.5, such CSSE Preferred Shares shall be subject to the Registration Rights Agreement. Upon, and no later than three (3) Business Days following a cash payment by the JV Entity of the Crackle Refund, the JV Entity shall refund CSSE’s reasonable, documented third-party expenses incurred in connection with the transactions contemplated hereby (the “CSSE Refund”) in cash, up to the amount of the lesser of the Refunded Amount and the Refund Cap; provided, in no event will the JV Entity be obligated to pay the CSSE Refund if the Board (including any Crackle-designated member thereof) reasonably determines that the JV Entity does not have sufficient cash available to make such cash payment and concurrently meet the JV Entity’s working capital needs. Except as otherwise set forth in this Section 9.5, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

(b)          Promptly upon (and no later than five (5) Business Days following) receipt of the invoice from PricewaterhouseCoopers, CPE will submit a reimbursement request to CSSE in an amount equal to and with a due date coinciding with such invoice. CSSE shall, upon receipt of such reimbursement request, refund the amount indicated therein in cash on or prior to the due date set forth therein.

Section 9.6           Disclosure Schedules.

(a)          The “CPE Disclosure Schedule” means that certain document identified as the CPE Disclosure Schedules, dated as of the date hereof (as may be modified from time to time in accordance with the terms hereof), delivered by Crackle and CPE to CSSE and the JV Entity in connection with this Agreement and which: (i) sets forth the information specifically described in certain of the representations and warranties contained in ARTICLE 2 and ARTICLE 3 and (b) sets forth exceptions or qualifications to the representations and warranties contained in ARTICLE 2 and ARTICLE 3. It is specifically acknowledged that the CPE Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE 2 and ARTICLE 3 notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the CPE Disclosure Schedule” or words of similar effect.

(b)          The “CSSE Disclosure Schedule” means that certain document identified as the CSSE Disclosure Schedules, dated as of the date hereof (as may be modified from time to time in accordance with the terms hereof), delivered by CSSE to Crackle, CPE and the JV Entity in connection with this Agreement and which: (i) sets forth the information specifically described in certain of the representations and warranties contained in ARTICLE 4 and (b) sets forth exceptions or qualifications to the representations and warranties contained in ARTICLE 4. It is specifically acknowledged that the CSSE Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE 4 notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the CSSE Disclosure Schedule” or words of similar effect.

(c)          For purpose of this Section 9.6, “Disclosure Schedule” refers to the CPE Disclosure Schedule or the CSSE Disclosure Schedule as the case may be, and “Material Adverse Effect” refers to a “Crackle Material Adverse Effect” or “CSSE Material Adverse Effect” as the case may be. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(d)          Each Section of each Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in each Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein. All attachments to the Disclosure Schedule are incorporated by reference into the Section of the Disclosure Schedule in which they are referenced.

(e)          Crackle and CPE, on one hand, and CSSE, on the other hand, may, from time to time prior to or at the Closing, by notice to the other parties hereto, supplement, amend or create any Section of the applicable Disclosure Schedule, in order to add information or correct previously supplied information. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that each Disclosure Schedule may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto. No such supplement, amendment or addition shall be deemed to cure any breach for purposes of Section 6.2(a) or Section 6.3(a). If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of, or inaccuracy in, any representation, warranty, or covenant which would have existed if such supplement, amendment or addition had not been made, and all references to any part of the Disclosure Schedule which is supplemented or amended shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedule as so supplemented or amended. In such case, a party shall be deemed to have waived any and all rights, remedies or other recourse to which such party might otherwise be entitled in respect of such breach or inaccuracy.

Section 9.7           Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of such state.

Section 9.8           Arbitration. All actions or proceedings arising in connection with, touching upon or relating to this Agreement, the breach thereof and/or the scope of the provisions of this Section 9.8 shall be submitted to JAMS Worldwide (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over Two Hundred Fifty Thousand Dollars ($250,000) or under its Streamlined Arbitration Rules and Procedures if the matter in dispute is Two Hundred Fifty Thousand Dollars ($250,000) or less to be held solely in Los Angeles County, California, in the English language in accordance with the provisions below.

(a)          Each arbitration shall be conducted by a single arbitrator (the “Arbitrator”) who shall be mutually agreed upon by the parties. If the parties are unable to agree on the Arbitrator, the Arbitrator shall be appointed by JAMS. The Arbitrator shall be a retired judge with at least ten (10) years of experience in commercial matters.

(b)          The Arbitrator’s fees shall be split equally between the parties and each party shall be responsible for the payment of its own costs, attorneys’ fees, expert fees and all of its other fees, costs and expenses in connection with any arbitration, unless the Arbitrator finds that a party proceeded in bad faith, in which case the Arbitrator may award fees or costs in the exercise of discretion.

(c)          The parties shall be entitled to conduct discovery as the Arbitrator authorizes as reasonable under all of the circumstances, based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under all the circumstances. Such discovery ordered by the Arbitrator shall be limited to depositions and production of documents.

(d)          There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth its factual and legal basis. The Arbitrator’s decision shall be final and binding as to all matters of substance and procedure and may be enforced by a petition to the Los Angeles County Superior Court or, in the case of CSSE or the JV Entity, such other court having jurisdiction over CSSE or the JV Entity, which may be made ex parte, for confirmation and enforcement of the award.

(e)          The Arbitrator shall have the power to enter temporary restraining orders and preliminary and permanent injunctions as proper under California law. Neither party is permitted to commence or maintain any action in a court of law with respect to dispute until such matter has been submitted to arbitration as provided here, and then only for the purpose of enforcing the Arbitrator’s award; provided, however, that prior to the appointment of the Arbitrator, either party may seek pre-arbitration relief in a court of competent jurisdiction in Los Angeles County, California or, if sought by CPE, such other court that may have jurisdiction over CSSE or the JV Entity. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award.

(f)          Notwithstanding anything to the contrary herein, CSSE and the JV Entity hereby irrevocably waive any right or remedy to seek and/or obtain injunctive or other equitable relief or any order with respect to, and/or to enjoin or restrain or otherwise impair in any manner, the production, distribution, exhibition or other exploitation of any motion picture, production or project related to CPE, its parents, Subsidiaries and Affiliates, or the use, publication or dissemination of any advertising in connection with such motion picture, production or project. The provisions of this Section 9.8(f) shall supersede any inconsistent provisions of any prior agreement between the parties.

(g)          Notwithstanding anything to the contrary herein, CPE, Crackle and the JV Entity hereby irrevocably waive any right or remedy to seek and/or obtain injunctive or other equitable relief or any order with respect to, and/or to enjoin or restrain or otherwise impair in any manner, the production, distribution, exhibition or other exploitation of any television program, motion picture, production or project related to CSSE, its parents, Subsidiaries and Affiliates, or the use, publication or dissemination of any advertising in connection with such television program, motion picture, production or project. The provisions of this Section 9.8(g) shall supersede any inconsistent provisions of any prior agreement between the parties.

Section 9.9           Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person, (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise, (i) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date hereof and the Closing Date, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (k) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (l) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (m) references to “day” means calendar days unless Business Days are expressly specified and (n) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. When this Agreement states that a party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or information to another party, it shall mean such document or information was made available by the delivering party or its Representatives via (i) the posting of such items or information to the Electronic Data Room, (ii) the provision of access to hard copies of such items or information, or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means). Any representation and warranty made as to any past fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction shall be made deemed to have been with respect to the three (3)-year period prior to the date hereof, except if another period is expressly stated. All Schedules and Annexes attached hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document.

Section 9.10         Counterparts; Effectiveness. This Agreement may be executed in several counterparts (any of which counterparts may be delivered by facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Minor variations in the form of the signature page, including footers, will be disregarded in determining a party’s intent or the effectiveness of such signature.

Section 9.11         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.12         Time of Essence. Time is of the essence for each and every provision of this Agreement.

Section 9.13         Specific Performance. The parties agree that irreparable harm would occur and that the parties would not have an adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 9.13, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.13 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.13 before exercising any other right under this Agreement.

Section 9.14         No Rescission. No party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

Section 9.15         Certain Waivers. CSSE acknowledges and agrees that a CPE Indemnified Person may from time to time waive or excuse breaches or defaults by the JV Entity with respect to any obligations under Section 1.2(c) of this Agreement and refrain from enforcing any or all of its rights or remedies with respect thereto from time to time available to it hereunder; and as a result of any or all of the foregoing, any rights of CSSE in the nature of subrogation or other claims upon or following any exercise by a CPE Indemnified Person of any of its rights or remedies hereunder with respect to Section 1.2(c), may be unavailable to CSSE, or may have been destroyed, or may otherwise be impaired, diminished or curtailed. CSSE expressly waives and agrees not to assert any claim, defense and/or excuse, and expressly waives and agrees not to assert any right or claim of offset, setoff, reduction, modification or exoneration of or against its obligations pursuant to Section 1.2(c), based upon any event or matter described in the preceding sentence, or any other event or matter, whether similar or dissimilar to any of the events or matters described in the preceding sentence, upon which CSSE might otherwise base any such claim, defense, or excuse, or right of offset, setoff, reduction, modification or exoneration. Without limiting the generality of the foregoing, CSSE hereby expressly waives (a) pursuant to Section 2856(a)(1) of the Civil Code of the State of California, all of CSSE’s rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to CSSE by reason of Sections 2787 to 2855, inclusive, of the Civil Code of the State of California, (b) pursuant to Section 2856(a)(2) of the Civil Code of the State of California, all rights and defenses arising out of any election of remedies by a CPE Indemnified Person, even if any such election of remedies has destroyed or impaired any right or claim of subrogation and/or reimbursement that might otherwise have been available to CSSE, (c) notice of the acceptance of this Agreement by any Person, (d) notice of any adverse change in the financial condition of the JV Entity or of any other fact that might increase CSSE’s risk hereunder, and (e) notice of demand for payment or performance, or notice of default or nonpayment or nonperformance, under this Agreement or otherwise, in respect of the obligations of the JV Entity for which CSSE may be liable pursuant to Section 1.2(c).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered or caused this Agreement to be executed and delivered as of the date first written above.

CPE HOLDINGS, INC.

By:
Name:
Title:

CRACKLE, INC.

By:
Name:
Title:

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:
Name:
Title:

CRACKLE PLUS, LLC

By:
Name:
Title:

Signature Page to Contribution Agreement

ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Annexes and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

Term:	Section:

Agreement	Opening Paragraph
Annex H Assets	Annex H
Arbitrator	Section 9.8(a)
Basket	Section 7.4(a)
Claim Notice	Section 7.6(a)
Clean Team Amendment	Section 5.2(a)
Closing	Section 1.4
Closing Date	Section 1.4
COBRA	Section 5.11(f)(i)
Confidential Information	Section 5.6(b)
Confidentiality Agreement	Section 5.2(a)
Contribution	WHEREAS Clause
CPE	Opening Paragraph
CPE Disclosure Schedule	Section 9.6(a)
CPE Termination	Section 7.2(c)
Crackle 401(k) Plan	Section 5.11(f)(ii)
Crackle Assumed Liabilities	Section 1.2(a)
Crackle Contributed Assets	Section 1.1(a)
Crackle Contribution	WHEREAS Clause
Crackle Employment Agreement	Section 5.11(a)
Crackle Excluded Assets	Section 1.1(b)
Crackle JV Interest	Section 1.3(b)
Crackle Licensed Intellectual Property	Section 3.12(b)
Crackle Material Adverse Effect	Section 9.6(c)
Crackle Material Contracts	Section 3.14(a)
Crackle Refund	Section 9.5
Crackle Shares	Section 3.4(a)
Crackle VOD Business	WHEREAS Clause
Crackle Wind-Down Period	Section 5.18
CSS	Section 1.6(q)
CSSE	Opening Paragraph
CSSE Assumed Liabilities	Section 1.2(b)
CSSE Balance Sheet Date	Section 4.4(b)

Term:	Section:

CSSE Class I Warrants	Section 1.3(a)
CSSE Class II Warrants	Section 1.3(a)
CSSE Contributed Assets	Section 1.1(d)
CSSE Contribution	WHEREAS Clause
CSSE Disclosure Schedule	Section 9.6(b)
CSSE Excluded Assets	Section 1.1(e)
CSSE JV Interest	Section 1.3(b)
CSSE Licensed Intellectual Property	Section 3.12(b)
CSSE Material Adverse Effect	Section 9.6(c)
CSSE Material Contracts	Section 4.11(a)
CSSE Preferred Shares	Section 9.5
CSSE Refund	Section 9.5
CSSE SEC Reports	Section 4.4(a)
CSSE Trademark License Agreement	Section 1.6(g)
CSSE VOD Business	WHEREAS Clause
CSSE Warrants	Section 1.3(a)
Direct Claim	Section 7.7
Disclosure Schedule	Section 9.6(c)
Effective Time	Section 1.4
Employment Clean Team Amendment	Section 5.2(a)
Environmental Laws	Section 3.17
Erroneous Crackle Asset	Section 5.13(d)(i)
Erroneous CSSE Asset	Section 5.13(d)(ii)
Exchange Act	Section 4.4(a)
Existing Crackle Employees	Section 5.11(a)
Fundamental Representations	Section 7.1(a)
Fundamental Survival Date	Section 7.1(a)
Funded Indebtedness	Section 3.7(b)
General Survival Date	Section 7.1(a)
Government Official	Section 3.22(b)
HSR Act	Section 5.3(b)
Indemnified Persons	Section 7.2
Indemnifying Person	Section 7.6(a)
Insurance Policies	Section 3.19
Irrevocable CSS Proxy	Section 1.6(q)
JAMS	Section 9.8
JV Entity	Opening Paragraph
JV Entity 401(k) Plan	Section 5.11(f)(ii)
JV Operating Agreement	WHEREAS Clause
JV Severance Policy	Section 5.11(i)
JV Terminated Employee	Section 5.11(a)
Leases	Section 3.11(b)
Losses	Section 7.5(a)
Material Adverse Effect	Section 9.6(c)

Term:	Section:

Nasdaq Mandated Stockholder Approval	Section 5.3(j)
New Plans	Section 5.11(e)
NMS	Section 1.1(c)
NMS Services Agreement	Section 1.5(k)
Old Plans	Section 5.11(e)
Omitted Crackle Asset	Section 5.13(b)(i)
Omitted Crackle Liability	Section 5.13(d)(i)
Omitted CSSE Asset	Section 5.13(b)(ii)
Omitted CSSE Liability	Section 5.13(d)(ii)
Originals Content License Agreement	Section 1.5(i)
Other Employee	Section 5.11(a)
Outside Date	Section 8.1(b)
Patent License Grant	Section 5.15
Pivotshare Contributed Assets	Section 3.12(d)
Refund Cap	Section 9.5
Refunded Amount	Section 9.5
Registration Rights Agreement	Section 1.3(a)
Required Crackle Financials	Section 5.3(j)
Required Crackle Third Party Consents	Section 5.3(a)
Required CSSE Third Party Consents	Section 5.3(a)
Restrictive Covenant Agreement	Section 1.5(l)
SEC	Section 4.4(a)
Securities Act	Section 2.5 (a)
Sony Lot License Agreement	Section 1.5(n)
Sony Trademark License Agreement	Section 1.5(j)
Substantially Similar Terms	Section 5.11(a)
Survival Date	Section 7.1(a)
Tech Platform License Agreement	Section 1.5(m)
Technology Systems	Section 3.20(b)
Third-Party Claim	Section 7.6(a)
Transition Services Agreement	Section 1.5(h)
User Data Sharing Period	Section 5.16
WARN Liability	Section 7.2(c)

“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. In no event shall the JV Entity be an “Affiliate” of CPE.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504, any group of corporations filing a combined report for purposes of California corporate franchise or corporate income tax, and any similar group defined under a similar provision of state, local or foreign Law.

“Assert” means to bring an action of any nature before any legal, judicial, arbitral, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part. Examples of such body or tribunal include, without limitation, United States State and Federal Courts, the United States International Trade Commission and any foreign counterparts of any of the foregoing.

“Australian Business” any assets of Crackle located in Australia or used solely or primarily in connection with the Crackle AVOD business operated in or for the Australian market.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other material policy, program or arrangement providing for compensation or benefits within the United States and subject to the jurisdiction thereof, or providing for compensation or benefits within and subject to the jurisdictions of Crackle, including, without limitation, bonuses, stock options, equity or incentive compensation, phantom equity, profit-sharing, deferred compensation, life insurance, pension, retirement, expense reimbursements, medical, hospital, disability, welfare or fringe benefits, change of control, severance, or vacation pay, to which Crackle is a party, with respect to which Crackle has any obligation or which are maintained, contributed to or sponsored by Crackle or any Affiliate of Crackle for the benefit of any current Employee, officer or director of Crackle.

“Board” has the meaning set forth in the JV Operating Agreement.

“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in Los Angeles, California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the JV Operating Agreement.

“Contracts” means all agreements, contracts, leases and binding commitments.

“Copyrights” means all registered U.S. and registered foreign works of authorship and all applications to register and renewals of any of the foregoing.

“Crackle” shall have the meaning set forth in the Opening Paragraph, and shall include any successor-in-interest thereof, including via merger.

“Crackle Benefit Plan” means a Benefit Plan with respect to which Crackle has any material obligation or which is maintained, contributed to or sponsored by Crackle.

“Crackle Excluded Liabilities” means all liabilities of Crackle other than the Assumed Crackle Liabilities.

“Crackle Intellectual Property” means all Intellectual Property owned by Crackle that is used by Crackle in the conduct of the Crackle VOD Business, excluding the Crackle Original Programs.

“Crackle Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Crackle VOD Business (taken as a whole); provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: any adverse effect arising out of, resulting from or attributable to (a) changes or proposed changes in applicable Laws, GAAP or in the interpretation or enforcement thereof, (b) changes in general economic, business or regulatory conditions in the United States, (c) changes in the industries in which Crackle participates (including fluctuating conditions resulting from cyclicality or seasonality affecting Crackle), (d) changes in United States or global financial or securities markets or conditions, including changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign securities markets, (e) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (f) the effects of the actions or omissions under this Agreement of Crackle or CPE under this Agreement that are taken with the consent of CSSE, or not taken because JV Entity did not give its consent, in connection with the transactions contemplated hereby, (g) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, JV Entity or any of its Affiliates or any communication by CSSE or any of its Affiliates regarding plans, proposals or projections with respect to Crackle, (h) any item set forth in the Disclosure Schedule, (i) any matter disclosed in Crackle’s Electronic Data Room, or (j) any work stoppage, labor strike, slowdown or other material labor dispute, disruption or shortage involving employees or independent contractors of any of Crackle’s service providers, suppliers or other business relations.

“Crackle Subsidiaries” means Crackle Content, Inc., Crackle Studios, Inc., and Crackle Latin America, Inc.

“CSSE Benefit Plan” means a Benefit Plan with respect to which CSSE has any material obligation or which is maintained, contributed to or sponsored by CSSE.

“CSSE Excluded Liabilities” means all liabilities of CSSE other than the Assumed CSSE Liabilities.

“CSSE Intellectual Property” means all Intellectual Property owned by CSSE or any Affiliate thereof that is used by CSSE or such Affiliate in the conduct of the CSSE VOD Business.

“CSSE Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of CSSE (taken as a whole) or the CSSE VOD Business; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: any adverse effect arising out of, resulting from or attributable to (a) changes or proposed changes in applicable Laws, GAAP or in the interpretation or enforcement thereof, (b) changes in general economic, business or regulatory conditions in the United States, (c) changes in the industries in which CSSE participates (including fluctuating conditions resulting from cyclicality or seasonality affecting CSSE), (d) changes in United States or global financial or securities markets or conditions, including changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign securities markets, (e) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (f) the effects of the actions or omissions under this Agreement of CSSE under this Agreement that are taken with the consent of CPE or Crackle, or not taken because CPE or Crackle did not give its consent, in connection with the transactions contemplated hereby, (g) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, JV Entity or any of its Affiliates or any communication by CSSE or any of its Affiliates regarding plans, proposals or projections with respect to Crackle, (h) any item set forth in the CSSE Disclosure Schedule, (i) any matter disclosed in CSSE’s Electronic Data Room, or (j) any work stoppage, labor strike, slowdown or other material labor dispute, disruption or shortage involving employees or independent contractors of any of CSSE’s service providers, suppliers or other business relation.

“Dollars” or “$” means the lawful currency of the United States of America.

“Electronic Data Room” means the electronic data room established by Crackle or CSSE as the case may be, in connection with the transactions contemplated hereby.

“Employees” means, with respect to any Person, each individual who as of immediately prior to the Closing is an active employee of such Person (or primarily providing services to such Person) in the United States, including employees on vacation or on a regularly scheduled day off from work (including for jury service or military service duty), and each employee of such Person in the United States who is on short-term disability, long-term disability or leave of absence as of immediately prior to the Closing.

“Employment Agreement Employees” shall mean each Employee of Crackle, or each Employee of an Affiliate of Crackle who is primarily performing services for Crackle and who is party to a binding employment agreement with Crackle or such Affiliate, as applicable, set forth on Schedule 5.11(a) hereto.

“Enforceable” means, with respect to a Contract, that such Contract is the legal, valid and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Patent” means each Patent that is listed on Schedule 1.1(b)(vii), or any Patent that is granted from a patent application in the list in Schedule 1.1(b)(vii).

“Fair Market Value” means, with respect to a Common Unit, the cash price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts on the date of determination. Each of the JV Entity and CPE shall us its best efforts to mutually agree on the Fair Market Value of the Common Units. If the parties are unable to so agree within thirty (30) days of the date of notification by CPE of its election to exercise its option pursuant to Section 7.5(g)(iii), CPE and the JV Entity shall each appoint one (1) appraiser (within thirty (30) days of such notification date). The two (2) appraisers shall, within a period of five (5) additional days, agree on and appoint an additional appraiser. The three (3) appraisers shall, within thirty (30) days after the appointment of the third (3rd) appraiser, determine the Fair Market Value of the Common Units in writing and submit their report to all the parties. The Fair Market Value shall be determined by disregarding the appraiser’s valuation that diverges the most from each of the other two appraisers’ valuations, and the arithmetic mean of the remaining two appraisers’ valuations shall be the Fair Market Value. Each party shall pay for the services of the appraiser selected by it, plus one-half of the fee charged by the third appraiser, and one-half of all other costs relating to the determination of Fair Market Value.

“Fraud” means, with respect to any party, such party’s actual and intentional fraud with respect to the making of representations and warranties herein; provided, however, such actual and intentional fraud of such party shall only be deemed to exist if such party makes a knowing and intentional misrepresentation of a material fact with the intent that the other party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all of the following: Patents, copyrightable works, Copyrights, film and television rights, exhibition rights, technology, know-how, processes, Trade Secrets, proprietary software, source code, inventions and designs (including inventions and/or designs conceived prior to the Closing Date but not documented as of the Closing Date), and all improvements to any of the foregoing, proprietary data, formulae, research and development data, Marks, Internet domain names, Internet addresses and other computer identifiers, websites or web pages, brand names or corporate names, logos and symbols (including, in each case, the goodwill associated therewith).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of CSSE” or any variant thereof means the actual knowledge as of the date hereof of any of the following individuals: Willian Rouhana or Elana Sofko, or the knowledge that such individuals would be expected to become aware of in the course of conducting a reasonable internal investigation regarding the accuracy of any representation or warranty of CSSE contained in this Agreement.

“Knowledge of CPE” or any variant thereof means the actual knowledge as of the date hereof of any of the following individuals: Eric Berger, or the knowledge that such individual would be expected to become aware of in the course of conducting a reasonable internal investigation within CPE and Crackle regarding the accuracy of any representation or warranty of CPE or Crackle contained in this Agreement.

“Latin American Business” means any assets of Crackle Latin American Inc., as well as any assets used by Crackle solely or primarily in connection with the Crackle SVOD service operated in Latin America or for the Latin American market.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Legal Proceeding” means any civil, criminal or administrative actions, proceedings, suits, demands or claims filed by or before any Governmental Authority or arbitrator.

“Lien” means any charge, mortgage, pledge, security interest, lien, or encumbrance, other than those that customarily arise under securities Laws in private transactions.

“Losses” means any damages, losses, charges, liabilities, judgments, settlements, awards, interest, penalties, fees, costs and expenses actually incurred or paid, but shall not include any consequential, indirect, incidental, special, unforeseen, exemplary or punitive damages, including diminution of value, lost profits, lost revenues, business interruption, loss of business reputation or opportunity or any damages based on any type of multiple.

“Marks” means all registered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto.

“Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Originals Business” means, with respect to Crackle, programming or content made by Crackle or an Affiliate of Crackle specifically for exhibition on the Crackle VOD networks or any content licensed, labeled, produced, or acquired by Crackle or an Affiliate of Crackle as a ‘Crackle Original.

“Patent Claim” means any claim, right, or action arising from or related to any class or type of patents, including utility models and design patents and applications for these classes or types of patent rights and any equivalent claim, right or action in any country of the world.

“Patents” means all issued U.S. and foreign patents and pending patent applications, including design patents and industrial designs.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority that are necessary for the operation of Crackle.

“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, manufacturer’s or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate Legal Proceedings for which adequate reserves have been established in accordance with GAAP, (c) Liens incurred in the ordinary course of business that would not materially impair the value of the assets of a party, (d) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts, (e) Liens arising in the ordinary course of business of production of a program, film or show or other video content (including obligations to pay participations, residuals and other contractual obligations under entertainment industry guild collective bargaining agreements, security interests related to guild collective bargaining agreements, or security interests granted to secure the payment of participations in favor of guilds, production lenders or completion guarantors), (f) Liens created under or in connection with any distribution agreement entered into with a distributor in the ordinary course of business in connection with the distribution, subdistribution or other exploitation of a program, film or show or other video content, (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (h) Liens created by this Agreement or any of the Transaction Documents, or in connection with the transactions contemplated hereby, and (i) except in the case of real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“Pivotshare” means Pivotshare, Inc., a Delaware corporation.

“Pre-Closing Tax Period” means any tax period that ends on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Preferred Units” has the meaning set forth in the JV Operating Agreement.

“Premises” means the premises that are leased by a party pursuant to a Lease.

“Publicly Available Software” means any software that is or is derived in any manner in whole or in part from, software that is distributed as free software, open source or under similar licensing or distribution models.

“Registered Crackle Intellectual Property” means all Patents, Copyrights, Marks and Internet domain names that are Crackle Intellectual Property.

“Registered CSSE Intellectual Property” means all Patents, Copyrights, Marks and Internet domain names that are CSSE Intellectual Property.

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equity holder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Required Third Party Consents” means the Required Crackle Third Party Consents and the Required CSSE Third Party Consents.

“Screen Media Ventures” means Screen Media Ventures LLC, a Delaware limited liability company.

“Straddle Period” means any tax period that begins on or before the Closing date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Tax Returns” means any report, return, computation, declaration, claim, claim for refund, or information return or statement with respect to Taxes.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, escheat, abandoned or unclaimed property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties or penalties for failure to file any Tax Return.

“Third Party” means a Person that is not a party to this Agreement but excluding any Affiliate of a party hereto.

“Trade Secrets” mean trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); in each of the foregoing cases which (i) has economic value to party by virtue of its secrecy; and (ii) that party elects to maintain as a trade secret under applicable Law.

“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party at Closing pursuant to this Agreement.